Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and Between

SP Jagged peak LLC

and

JAGGED PEAK, INC.

(and, following its formation Sub)

Dated as of October 9, 2015

i

ii

AGREEMENT AND PLAN OF MERGER dated as of October 9, 2015 (this “Agreement”), by and between SP Jagged Peak LLC, a Delaware limited liability company (“Parent”) and Jagged Peak, Inc., a Nevada corporation (the “Company”), and (following its formation, as contemplated below), a Nevada corporation and a majority-owned subsidiary of Parent (“Sub”; each of Parent, the Company and (following its formation and joinder hereto) Sub, a “Party” and collectively, the “Parties”).

WHEREAS, Sub is to be formed as a Nevada corporation and capitalized by Parent (70.1%) and by Paul and Primrose Demirdjian (28.9%), and by joinder become a party to this Agreement, all in the last few days prior to the closing of the Merger, and pursuant to and in accordance with the terms and conditions of that certain Rollover Agreement between Parent and Paul and Primrose Demirdjian of even date with this Agreement (the “Rollover Agreement”);

WHEREAS, the Board of Directors of each of the Company and Parent deems it in the best interests of their respective stockholders to consummate the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, of Sub with and into the Company, in which Merger the Company would survive and become a majority-owned subsidiary of Parent (with a minority ownership interest held by Paul and Primrose Demirdjian, and no other equity ownership interests), and each such Board of Directors has approved this Agreement, and declared its advisability

WHEREAS, the Board of Directors of the Company has unanimously recommended that this Agreement be adopted by the stockholders of the Company;

WHEREAS, Parent and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent to enter into this Agreement, (i) Parent and Paul and Primrose Demirdjian have entered into the Rollover Agreement, (ii) Parent, the Company and Paul and Primrose Demirdjian have entered into a Key Stockholder Agreement, and Daniel R. Furlong and Vincent J. Fabrizzi have each entered into substantially similar Major Stockholder Indemnification Agreements with Parent, which three agreements include, among other things, provisions regarding indemnification of Parent and the Company by Messrs. Demirdjian, Furlong and Fabrizzi for breaches of representations, warranties or covenants in this Agreement by the Company, from and after the Effective Time of the Merger, and (iii) certain stockholders/officers of the Company have entered into restrictive covenants agreements (the “Restrictive Covenants Agreements”), pursuant to which such stockholders/officers have agreed, among other things, to certain non-interference, non-solicitation, non-competition and no hire covenants and restrictions in regard to the surviving corporation following the Effective Time of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parties hereto agree as follows:

Article I

The Merger

Section 1.01.     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Chapter 78 and Chapter 92A of the Nevada Revised Statutes (“NRS”), Sub shall be merged with and into the Company at the Effective Time, whereupon the separate corporate existence of Sub shall cease, and the Company shall continue its corporate existence under the name “Jagged Peak, Inc.” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Nevada.

Section 1.02.     Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 4:00 p.m., San Francisco time, on a date to be specified by the parties, which shall be not later than the second business day after satisfaction or (to the extent permitted by Applicable Law) waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at Closing), at the offices of DLA Piper US LLP, 555 Mission Street, San Francisco, California 94105, unless this Agreement has been terminated pursuant to its terms or unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI shall not have been satisfied or (to the extent permitted by Applicable Law) waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or (to the extent permitted by Applicable Law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03.     Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, the parties shall file the articles of merger (the “Articles of Merger”), with respect to the Merger, in such form as is required by, and executed in accordance with, the relevant provisions of the NRS, to be filed with the Secretary of State of the State of Nevada, and shall make all other filings and recordings required under the NRS in connection with the Merger. The Merger shall become effective when the Articles of Merger are filed with the Secretary of State. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 1.04.     Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the NRS. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 1.05.     Articles of Incorporation and Bylaws of the Surviving Corporation. Subject to Section 5.06, at the Effective Time, (a) the articles of incorporation of the Surviving Corporation shall be amended and restated in their entirety to read as set forth on Exhibit A attached hereto and (b) the bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the bylaws of Sub as in effect immediately prior to the Effective Time (except that references therein to the name of Sub shall be replaced by references to the name of the Surviving Corporation), in each case, until thereafter amended in accordance with Applicable Law and the applicable provisions of the articles of incorporation and bylaws of the Surviving Corporation.

Section 1.06.     Directors. The directors of Sub immediately prior to the Effective Time shall become and be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07.     Officers. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Article II

Conversion of Securities

Section 2.01.     Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), or the holder of any shares of capital stock of Sub:

(a)     Capital Stock of Sub. Each issued and outstanding share of common stock of Sub, par value $0.001 per share, shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b)     Cancelation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned as treasury stock by the Company or owned by Parent or Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c)     Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be canceled in accordance with Section 2.01(b) and (ii) except as provided in Section 2.02, regarding Appraisal Shares) shall be converted into the right to receive an amount equal to $1.08 minus the Per Share Selling Expenses, in cash, without interest (the “Cash Consideration”). At the Effective Time such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and, subject to Section 2.02, each holder of a certificate or evidence of shares in book-entry form that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Cash Consideration (the “Merger Consideration”) in accordance with the terms of this Agreement. The right of any holder of any share of Company Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax Law, such withholding to be pursuant to the terms of Section 2.03(f) and any applicable tax Law.

(d)     Upon the Effective Time, each then-outstanding Company Stock Option, other than the Company Stock Option granted to Paul Demirdjian to purchase 600,000 shares of Company Common Stock (the “PD Options”), will be canceled and the holder of each such canceled Company Stock Option shall be entitled to receive an amount in cash equal to the product of (i) the excess of (1) the Merger Consideration over (2) the exercise price per share of Company Common Stock subject to such Company Stock Option, and (ii) the total number of shares of Company Common Stock subject to such Company Stock Option, with the aggregate amount of such payment rounded up to the nearest cent (the “Option Consideration”), subject to applicable withholding. The Option Consideration shall be paid in a lump sum as soon as practicable after the Effective Time but in no event later than ten (10) Business Days following the Effective Time. The PD Options shall remain outstanding and shall continue in accordance with the terms of the Incentive Stock Option Agreement entered into as of May 9, 2011 (it being understood that, by the terms of such option agreement and as a result of the Merger, the PD Options shall thereafter be exercisable for shares of common stock of the Surviving Corporation.

(e)     Upon the Effective Time, each share of Company Restricted Stock which has not already vested and is outstanding immediately prior to the Effective Time shall vest in full and shall be converted into the right to receive the Cash Consideration as provided in paragraph (c) of this Section 2.01, less applicable Taxes required to be withheld with respect to such payment.

(f)     Upon the Effective Time, the holder of each then-outstanding Company Warrant shall be entitled to receive an amount in cash equal to the product of (i) the excess of (1) the Merger Consideration over (2) the exercise price per share of Company Common Stock subject to such Company Warrant and (ii) the total number of shares of Company Common Stock subject to such Company Warrant, with the aggregate amount of such payment rounded up to the nearest cent (the “Warrant Consideration”), subject to applicable withholding if any. The Warrant Consideration shall be paid promptly to each such holder upon their submission of a notice of exercise in accordance with the provisions of the respective Company Warrant.

Section 2.02.     Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to dissent from the action pursuant to Section 92A.380 of the NRS and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 92A.420 and Section 92.A440 of the NRS (“Section 92A.420” and “Section 92A.440”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 92A.460 of the NRS (“Section 92A.460”). At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or evidence of shares in book-entry form that immediately prior to the Effective Time represented Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 92A.460 . Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 92A.420 and Section 92A.440 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 92A.420, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 92A.460 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of any such demands and any other related instruments served pursuant to the NRS that are received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 2.03.     Exchange of Certificates.

(a)     Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the “Paying Agent”), and Parent shall deposit with the Paying Agent, for the benefit of holders of shares of Company Common Stock, cash in immediately available funds (such cash in immediately available funds, the “Exchange Fund”) in amounts necessary for the payment of the Merger Consideration pursuant to Section 2.01(c) upon surrender of Certificates, it being understood that all such funds shall be invested as directed by Parent and that any and all interest or other amounts earned with respect to funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent. In the event that the Exchange Fund is at any time insufficient to satisfy all of the payment obligations to be made by the Paying Agent pursuant to this Agreement, Parent shall make available to the Paying Agent as promptly as practicable any additional amounts necessary to satisfy such obligations, and Parent and the Surviving Corporation shall in any event be liable for the payment thereof. The Exchange Fund shall not be used for any other purpose. Parent shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Certificates for the Merger Consideration.

(b)     Exchange Procedure. As soon as reasonably practicable after the Effective Time (but no later than two business days thereafter), the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall include an accompanying substitute IRS Form W-9 or the applicable IRS Form W-8, shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of such Certificates to the Paying Agent and shall be in a form and have such other provisions (including customary provisions regarding delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash equal to the Merger Consideration that such holder has the right to receive pursuant to Section 2.01(c), and each Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, payment of the Merger Consideration in exchange therefor may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c)     No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time. If, after the close of business on the day on which the Effective Time occurs, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

(d)     No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any Merger Consideration that would otherwise have been payable in respect of any Certificate which is delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to two (2) years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any Merger Consideration payable in accordance with this Article II in respect thereof shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(e)     Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or the Surviving Corporation, as the case may be, shall pay the Merger Consideration in respect of such lost, stolen, defaced or destroyed Certificate.

(f)     Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Restricted Stock or Company Stock Options such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Stock Options in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

(g)     Termination of Fund. At any time following the one-year anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent pursuant to Section 2.03(a) and that have not been disbursed to holders of Certificates, and thereafter, subject to time limitations in Section 2.03(d), such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon.

Article III

Representations and Warranties

Section 3.01.     Representations and Warranties of the Company. Except as set forth in (x) the letter delivered by the Company to Parent prior to or simultaneous with the execution of this Agreement (the “Company Disclosure Schedule”) (with specific reference to the Section of this Agreement to which the information stated in such disclosure relates; provided that disclosure of information in any section of the Company Disclosure Schedule shall be deemed to qualify or apply to other Sections in this Article III to the extent it is readily and fairly apparent on the face of such disclosure that such disclosure is relevant to such other Sections) or (y) the Filed SEC Documents filed on or after January 1, 2013 and prior to October 5, 2015, other than any disclosure contained or referenced therein under the captions “Risk Factors” and “Forward-Looking Statements” and any other disclosure contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature (it being agreed that any matter disclosed in such Filed SEC Documents shall be deemed to qualify this Article III only to the extent that it is readily and fairly apparent from such disclosure to which Section or Sections of this Agreement such disclosure is relevant), the Company represents and warrants to Parent as of the date hereof and to Parent and Sub as of the Closing Date (except as otherwise provided in this Section 3.01) as follows:

(a)     Corporate Existence and Power.

(i)     The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has heretofore delivered to Parent complete and correct copies of the articles of incorporation (the “Company Articles”) and bylaws of the Company (the “Company Bylaws”) as currently in effect.

(ii)     The Company has heretofore made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders of the Company, the Company Board of Directors (the “Company Board”) and each committee of the Company Board and the Boards of Directors (or similar governing bodies) and each committee thereof of each of the Company’s Subsidiaries held since January 1, 2010; provided that, with respect to meetings for which draft or final minutes are not yet available, the Company has provided to Parent a materially complete and correct summary thereof.

(b)     Corporate Authorization.

(i)     The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby, except for obtaining the Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock voting to approve and adopt this Agreement and the Merger (the “Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

(ii)     At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present and voting in favor, the Company Board duly adopted resolutions (A) declaring that this Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Company’s stockholders, (B) approving this Agreement, the Merger and the other transactions contemplated hereby, (C) taking all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Sections 78.438 and 78.439 of the NRS will not apply with respect to or as a result of the Merger, this Agreement and the transactions contemplated hereby and thereby, (D) directing that the adoption of this Agreement, the Merger and the other transactions contemplated hereby be submitted to a vote of the stockholders of the Company pursuant to the Stockholder Consent, and (E) subject to Section 4.02, recommending the adoption of this Agreement to the holders of Company Common Stock (the “Board Recommendation”).

(c)     Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the filing of the Articles of Merger with the Secretary of State and appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign securities laws, and (iii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)     Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both): (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 3.01(c) and that the Stockholder Approval is obtained, contravene, conflict with or result in a material violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or approval under, violate, conflict with, result in any material breach of or any loss of any material benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, any Contract (including any Material Contract) to which the Company or any Subsidiary of the Company is a party, or by which they or any of their respective properties or assets may be bound or affected or any Governmental Authorization affecting, or relating in any way to, the material property, assets or business of the Company or any of its Subsidiaries, or (iv) result in the creation or imposition of any material Lien on any asset of the Company or any of its Subsidiaries.

(e)     Capitalization.

(i)     The authorized capital stock of the Company consists of (A) seventy million (70,000,000) shares of Company Common Stock, and (B) five million (5,000,000) shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). The rights and privileges of the Company Common Stock and the Company Preferred Stock are as set forth in the Company Articles. At the close of business on October 8, 2015, sixteen million four hundred seventy nine thousand seventy-four 16,479,074 shares of Company Common Stock were issued and outstanding; no shares of Company Common Stock were held by the Company as treasury shares; no shares of Company Preferred Stock were issued and outstanding; one million eight hundred fifty thousand (1,850,000) shares of Company Restricted Stock were issued and outstanding; Company Warrants to purchase ten thousand seven hundred eighty-two (10,782) shares of capital stock of the Company were issued and outstanding, with an exercise price of $0.01 per share; and Company Stock Options to purchase an aggregate of two million two hundred fifty thousand (2,250,000) shares of Company Common Stock were issued and outstanding (all of which were exercisable), with a weighted average exercise price of $0.13. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, non-assessable and free of preemptive rights.

(ii)     Section 3.01(e)(ii) of the Company Disclosure Schedule sets forth, as of the close of business on October 8, 2015, a complete and correct list of all outstanding Company Compensatory Awards under the Company Stock Plans, including with respect to each such award, (A) the number of shares initially subject to such award, (B) the name of the holder, (C) the grant date, (D) as to Company Stock Options, whether the award was intended as of its date of grant to be an “incentive stock option” under Section 422 of the Code or a non-qualified stock option, (E) the exercise or purchase price per share, (F) the vesting schedule and vesting conditions (including the extent to which it will become accelerated as a result of the Merger) and vested status of each such award, and (G) the expiration date of each such award. The Company Stock Plans set forth in Section 3.01(e)(ii) of the Company Disclosure Schedule are the only plans or programs the Company or any of its Subsidiaries has maintained under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity-based awards have been or may be granted. Each form of award agreement is set forth in Section 3.01(e)(ii) of the Company Disclosure Schedule. At the close of business on October 8, 2015, Company Stock Options to purchase an aggregate of two million two hundred fifty thousand (2,250,000) shares of Company Common Stock were issued and outstanding under the Company’s 2005 Stock Incentive Plan.

(iii)     Except as set forth in Section 3.01(e)(i) and for changes since October 8, 2015 resulting from the exercise of Company Compensatory Awards outstanding on such date, there are no outstanding (A) shares of capital stock or voting securities or other Equity Interests of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or other Equity Interests of the Company, (C) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, any capital stock or other voting securities, ownership interests or Equity Interests in, or any securities convertible into or exchangeable for capital stock or other voting securities, ownership interests or Equity Interests in, the Company, or (D) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities, ownership interests or Equity Interests in, the Company (the items in clauses (A)-(D) being referred to collectively as the “Company Securities”), (E) voting trusts, proxies or other similar agreements or understandings to which Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Company or any of its Subsidiaries or (F) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Company or any of its Subsidiaries. There are no outstanding obligations or commitments of any character of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. All Company Compensatory Awards may, by their terms, be treated in accordance with Section 2.01(d). No Subsidiary of the Company owns any Company Securities.

(iv)     The major stockholders of the Company set forth on Section 3.01(e)(iv) of the Company Disclosure Schedule are the record holders of each share of Company Common Stock beneficially owned by such persons and collectively, as of the date of this Agreement, are the record holders of approximately 68.4% of the outstanding shares of Company Common Stock.

(f)     Dividends.

(i)     Since December 29, 2012, no dividends or distributions have been either declared or paid to the shareholders by the Company.

(ii)     The Company has no declared but unpaid dividends or distributions.

(g)     Subsidiaries.

(i)     Except for Jagged Peak Canada, Inc. (“JP Canada” or the “Canada Sub”), the Company does not own any Subsidiaries.

(ii)     JP Canada is a corporation duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as now conducted. JP Canada is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iii)     Section 3.01(g)(iii) of the Company Disclosure Schedule sets forth for JP Canada: (A) its authorized capital stock, voting securities or ownership interests; and (B) the number and type of any capital stock, voting securities or ownership interests, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor, outstanding. All of the outstanding capital stock of, or other voting securities or ownership interests in, JP Canada is owned directly by the Company, free and clear of any Lien, other than Permitted Liens, and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (A) securities of JP Canada convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in JP Canada, (B) options, warrants or other rights or arrangements to acquire from JP Canada (or the Company), or other obligations or commitments of the Company or JP Canada to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, JP Canada, or (C) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, JP Canada. There are no outstanding obligations of JP Canada (or of the Company) to repurchase, redeem or otherwise acquire any of the securities of JP Canada. All of the outstanding equity shares of JP Canada are duly authorized, validly issued, fully paid and non-assessable.

(iv)     Except for the shares of capital stock of JP Canada, neither the Company nor any of its subsidiaries directly or indirectly owns any capital stock of, or other equity, ownership, profit, voting or similar interest in, or any interest convertible, exchangeable or exercisable for any equity, ownership, profit, voting or similar interest in, any Person.

(h)     SEC Filings and the Sarbanes-Oxley Act.

(i)     The Company has delivered, or otherwise made available through filings with the SEC, to Parent complete and correct copies of (A) the Company’s annual reports on Form 10-K for its fiscal years ended December 26, 2014, December 27, 2013, and December 28, 2012, (B) its proxy or information statements relating to meetings of the stockholders of the Company since January 1, 2013, and (C) all of its other reports, statements, schedules and registration statements filed with the SEC since January 1, 2013 (the documents referred to in this Section 3.01(h)(i) and Section 3.01(h)(v), together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the “Company SEC Documents”).

(ii)     Since December 29, 2012, the Company has filed with or furnished to the SEC each report, statement, schedule, form or other document or filing required by Applicable Law to be filed or furnished by the Company at or prior to the time so required. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(iii)     As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be.

(iv)     As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(v)     The Company has delivered, or otherwise made available through filings with the SEC, to Parent copies of all comment letters received by the Company from the SEC since January 1, 2013 relating to the Company SEC Documents, together with all written responses of the Company thereto. Except for any review and comment by the SEC of the Proxy Statement (as defined in Section 3.01(j)(i)) as contemplated by Section 6.02(c), there are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. To the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC except for any review and comment by the SEC on the Proxy Statement as contemplated by Section 6.02(c).

(vi)     Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since January 1, 2013 was accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. None of the Company, any current executive officer of the Company or, to the Knowledge of the Company, any former executive officer of the Company has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date of this Agreement. Neither the Company nor any of its Subsidiaries has outstanding, or has (since the Company was subject thereto) arranged any outstanding, “extension of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(i)     Financial Statements; Internal Controls.

(i)     The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (A) complied as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) were prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, for the absence of footnotes and other presentation items), and (C) truly and fairly presented (except as may be indicated in the notes thereto) in all material respects the consolidated financial position and performance, and value of the assets and liabilities of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(ii)     The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is sufficient in all material respects to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (B) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner. Except as set forth in Section 3.01(i) of the Company Disclosure Schedule, there were no significant deficiencies or material weaknesses identified in management’s assessment of internal controls as of and for the fiscal year-ended December 26, 2014 (nor has any such deficiency or weakness been identified since such date).

(iii)     The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (A) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (B) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(iv)     Except as set forth in Section 3.01(i) of the Company Disclosure Schedule, since December 29, 2012 neither the principal executive officer nor the principal financial officer of the Company has become aware of any fact, circumstance or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” in the Company’s internal controls over financial reporting.

(j)     Disclosure Documents and Other Filings.

(i)     The information relating to the Company and its Subsidiaries that will be provided in writing by the Company or its Representatives specifically for inclusion in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or its Affiliates, directors, officers, employees, agents or other Representatives for inclusion or incorporation by reference in any such document.

(ii)     The Company has provided Parent with all information reasonably requested by Parent in writing (including by email) to evaluate which Governmental Authorities shall require Antitrust Filings. Set forth on Section 3.01(j)(ii) of the Company Disclosure Schedule is (A) a list of each country in which the Company and any of its Subsidiaries shipped Company Products or rendered services in the last three (3) fiscal years ended December 26, 2014, December 27, 2013 and December 28, 2012 and the total revenue of the Company and any of its Subsidiaries attributed to such shipped products and services rendered in each such country; and (B) a schedule of each country in which the Company maintains one or more Subsidiaries, offices, or personnel.

(k)     Absence of Certain Changes. Since December 26, 2014 (the “Company Balance Sheet Date”), (i) the business of the Company and the Canada Sub has been conducted in all material respects in the ordinary course consistent with past practice, except for actions taken pursuant to this Agreement in connection with the consummation of the Merger, and (ii) the Company has not had a Material Adverse Effect that is continuing.

(l)     No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP, other than:

(i)     liabilities or obligations disclosed or reserved for in the Company Balance Sheet or disclosed in the notes thereto;

(ii)     liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date consistent with past practice;

(iii)     liabilities or obligations incurred in connection with this Agreement;

(iv)     liabilities for the performance of obligations under Contracts of the Company and its Subsidiaries, to the extent such liabilities are readily ascertainable from the face of such Contracts; or

(v)     as would not reasonably be expected to have a Material Adverse Effect.

(m)     Litigation.

(i)     There is no Proceeding pending against or, to the Knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries or any of their respective businesses or assets or any of the directors of the Company or any of its Subsidiaries or, to the Knowledge of the Company, but without any requirement to perform a litigation search or other search of public records, or to make inquiry of any person, any of its employees or stockholders (in each case insofar as any such matters relate to their activities with the Company or any of its Subsidiaries) that (A) would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (B) challenges the validity or propriety, or seeks to prevent, materially impair or materially delay consummation of the Merger or any other transaction contemplated by this Agreement.

(ii)     Neither the Company nor any of its Subsidiaries is subject to any Order that (A) prohibits or restricts the Company or any of its Subsidiaries from engaging in or otherwise conducting its business as presently or proposed to be conducted or (B) would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iii)     Section 3.01(m)(iii) of the Company Disclosure Schedule includes a complete and accurate summary of each claim, Proceeding or Order pending as of the date of this Agreement or, to the Knowledge of the Company, threatened as of the date of this Agreement against the Company that could reasonably be expected to result in a liability to the Company or any of its Subsidiaries in excess of fifty thousand dollars (US$50,000).

(n)     Compliance with Applicable Law.

(i)     The Company and each of its Subsidiaries is and, since January 1, 2010 has been, in compliance in all material respects with all Applicable Laws.

(ii)     Each of the Company and its Subsidiaries has in effect all material Governmental Authorizations necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted. There have occurred no material defaults (with or without notice or lapse of time or both) under, material violations of, or events giving rise to any right of termination, material amendment or cancellation of, any such Governmental Authorizations.

(iii)     Without limiting any other provision of this Agreement, with respect to each Government Contract, the Company and each Subsidiary of the Company: (A) has not at any time charged the U.S. government or any other Governmental Entity a price higher than its commercial customers with respect to the services or products covered by such Government Contract; and (B) has complied in all respects with the notice, pricing, payment, disclosure and other requirements contained in such Government Contract and with all Applicable Laws (and there are no facts or circumstances that would reasonably be expected to result in a demand by the U.S. government or any other Governmental Entity for a refund or other payment based upon the Company’s or any of its Subsidiaries’ failure to comply with any such requirements).

(o)     Material Contracts.

(i)     Section 3.01(o)(i) of the Company Disclosure Schedule contains a complete and correct list as of the date of this Agreement of each of the following Contracts to which the Company or any of its Subsidiaries is a party or which bind or affect their respective properties or assets or business:

(A)     each Contract between the Company or any of its Subsidiaries and any of the fifteen (15) largest direct end user licensees or other customers of the Company and its Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries over the five (5) consecutive fiscal quarter periods ended March 27, 2015) (“Major Customers”);

(B)     except for the Contracts disclosed in clause (A) above, each Contract that involves performance of services or delivery of goods, products or developmental, consulting or other services commitments by the Company or any of its Subsidiaries, providing for either (1) recurring annual payments to the Company or any of its Subsidiaries after the date hereof of one hundred thousand dollars (US$100,000) or more or (2) aggregate payments to the Company or any of its Subsidiaries after the date hereof of three hundred thousand dollars (US$300,000) or more;

(C)     each Contract between the Company or any of its Subsidiaries and any of the fifteen (15) largest licensors of Intellectual Property to the Company or any of its Subsidiaries (determined on the basis of aggregate payments made or owed by the Company and its Subsidiaries over the five (5) consecutive fiscal quarter period ended March 27, 2015, but excluding “off the shelf” commercially available software products with a purchase price or license fee of less than ten thousand dollars (US$10,000) under standard end-user object code license agreements;

(D)     except for the Contracts disclosed in clause (C) above, each Contract that involves performance of services or delivery of goods, materials, supplies or equipment or developmental, consulting or other services commitments to the Company or any of its Subsidiaries, or the payment therefor by the Company or any of its Subsidiaries, providing for either (1) recurring annual payments by the Company or any of its Subsidiaries after the date hereof of one hundred thousand dollars (US$100,000) or more or (2) aggregate payments by the Company or any of its Subsidiaries after the date hereof of three hundred thousand (US$300,000) or more;

(E)     each Contract that contains any provisions restricting, to the extent of material impact on the Company, the Company or any of its Subsidiaries or Affiliates or their successors from (1) competing or engaging in any activity or line of business or with any Person or in any area or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, or which would have any such effect after the Closing Date or (2) hiring or soliciting for hire the employees or contractors of any Third Party, in each case other than any such Contracts that may be cancelled, terminated or withdrawn without material liability to the Company or its Subsidiaries, and without any continuing such prohibition or restriction, upon prior notice of ninety (90) days or less;

(F)     each Contract that (1) grants any exclusive rights to any Third Party, including any exclusive license or supply or distribution agreement or other exclusive rights, (2) grants any rights of first refusal, rights of first negotiation or similar rights with respect to any Company Product, service or Company IP, (3) contains any provision that requires the purchase of all or any portion of the Company’s or any of its Subsidiaries’ requirements from any Third Party, or any other similar provision, (4) grants “most favored nation” or similar rights, (5) contains pricing commitments with respect to future purchases by any Third Party of Company Products or services, or (6) obligates the Company or its Subsidiaries to provide maintenance and/or support with respect to any discontinued product or any prior version of any Company Product for more than twelve (12) months following the release of a replacement product or new version of a Company Product, as applicable;

(G)     each lease or sublease (whether of real or personal property) to which the Company or any of its Subsidiaries is party as either lessor or lessee, providing for either (1) annual payments after the date hereof of fifty thousand dollars (US$50,000) or more or (2) aggregate payments after the date hereof of hundred thousand dollars (US$100,000) or more;

(H)     each Contract pursuant to which the Company or any of its Subsidiaries has agreed or is required to provide any Third Party with rights in or access to source code (including on a contingent basis), or to provide for source code to be put in escrow, indicating for each Contract providing for source code escrow whether such Contract includes (1) release conditions that differ materially from the release conditions specified in the Company’s standard source code escrow terms or (2) use rights upon release that would permit any Third Party to utilize any source code of the Company or any of its Subsidiaries other than for the limited purpose of maintaining and supporting such Third Party’s internal use of one or more Company Products pursuant to an end user license agreement;

(I)     each Contract pursuant to which the Company or any of its Subsidiaries has granted any license to Intellectual Property, other than nonexclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries;

(J)     each Contract relating to Indebtedness (in any case, whether incurred, assumed, guaranteed or secured by any asset), except any such Contract with an aggregate outstanding principal amount not exceeding two hundred thousand dollars (US$200,000) and which may be prepaid on not more than thirty (30) days’ notice without the payment of any penalty;

(K)     each Contract pursuant to which the Company or any of its Subsidiaries is a party that creates or grants a material Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices), other than Permitted Liens;

(L)     each Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries and other than (1) extensions of credit in the ordinary course of business consistent with past practice and (2) investments in marketable securities in the ordinary course of business);

(M)     each Contract under which the Company or any of its Subsidiaries has any obligations which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of all or any portion of any business (whether by merger, sale of stock, sale of assets or otherwise) for consideration in excess of fifty thousand dollars (US$50,000);

(N)     any Contract (1) (X) between the Company or any of its Subsidiaries and any Governmental Entity, or (Y) between the Company or any of its Subsidiaries, as a subcontractor, and any prime contractor to any Governmental Entity, or (2) financed by any Governmental Entity and subject to the rules and regulations of any Governmental Entity concerning procurement;

(O)     each partnership, joint venture, franchising or other similar Contract or arrangement material to the Company and its Subsidiaries, taken as a whole (but excluding reseller, referral and other commercial arrangements that do not involve the sharing of profits or losses or shared control of property);

(P)     each Contract for the development for the benefit of the Company or any of its Subsidiaries by any party other than the Company or its Subsidiaries, of Software or Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole;

(Q)     each employee collective bargaining agreement or other Contract with any labor union, and each employment Contract (other than for employment at-will or similar arrangements) that is not terminable by the Company without notice and without cost to the Company;

(R)     each Contract: (1) entered into in connection with the settlement or other resolution of any Proceeding that has any continuing material obligations, liabilities or restrictions with respect to the Company or any of its Subsidiaries, or (2) entered into in the last three (3) years in connection with the settlement or other resolution of any Proceeding that involved payment by or to the Company or any of its Subsidiaries of more than fifty thousand dollars (US$50,000);

(S)     each Contract providing for indemnification of any Person (1) with respect to material liabilities relating to any current or former business of the Company, any of its Subsidiaries or any predecessor Person, other than indemnification obligations of the Company or any of its Subsidiaries pursuant to the provisions of a Contract entered into by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or that would not reasonably be expected to have a Material Adverse Effect, or (2) with respect to claims involving infringement or misappropriation of any Intellectual Property rights of any Third Party, which Contract does not provide the Company or its Subsidiaries with the right to (X) assume control of the defense and settlement of any such claim, (Y) require the indemnified Person to implement a non-infringing substitute provided by the Company or its Subsidiaries for any Company Product that is the subject of any such claim and (Z) terminate the indemnified Person’s right to use any Company Product that is the subject of any such claim if the Company or its Subsidiaries is unable to provide a non-infringing substitute or otherwise abate the infringement or alleged infringement;

(T)     each Contract containing (1) any provisions having the effect of providing that the consummation of the Merger or the other transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement will conflict with, result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract (if such Contract is material to the Company and its Subsidiaries, taken as a whole), or give rise under such Contract to any right of, or result in, a termination, right of first refusal, amendment, revocation, cancellation or acceleration, or a loss of a benefit or the creation of any Lien upon any of the properties or assets of the Company, Parent or any of their respective Affiliates, or to any increased, guaranteed, accelerated or additional rights or entitlements of any Person, except to the extent that such termination, amendment, revocation, cancellation, acceleration, loss, Lien or entitlements are not material to the Company and its Subsidiaries, taken as a whole, or are required by Applicable Law, (2) any restriction on the ability of the Company or any of its Subsidiaries to assign all or any portion of its rights, interests or obligations thereunder (if such Contract is material to the Company and its Subsidiaries, taken as a whole), unless such restriction expressly excludes any assignment to Parent and any of its Affiliates that holds assets substantially equivalent to the assigning entity in connection with or following the consummation of the Merger and the other transactions contemplated by this Agreement or (3) any standstill or similar provision purporting to limit the authority of any party to such agreement to acquire any Equity Interest in the Company or any other Person;

(U)     each Contract or plan, including any stock option or equity plan, that may or will increase, or accelerate the vesting of, the benefits to any Person by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits which will be calculated on the basis of any of the transactions contemplated by this Agreement; or

(V)     except for the Contracts disclosed above, each Contract required to be filed by the Company pursuant to Item 601 of Regulation S-K under the Securities Act, or that is otherwise material to the Company and its Subsidiaries, taken as whole.

(ii)     Each Contract disclosed (or required to be disclosed) in Section 3.01(o)(i) of the Company Disclosure Schedule, required to be delivered or made available pursuant to Section 3.01(o)(iii) or which would have been required to be so disclosed if it had existed on the date of this Agreement (each, a “Material Contract”) (unless it has terminated or expired (in each case according to its terms)) is in full force and effect and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the Knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the Knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. Neither the Company nor any of its Subsidiaries has received any written notice to terminate, in whole or part, materially amend or not renew any executory obligation of a counterparty to a Material Contract that has not terminated or expired (in each case according to its terms) prior to the date of this Agreement (nor, to the Knowledge of the Company, has there been any occurrence that a reasonable person would consider an indication that any such notice of termination will be served on or after the date of this Agreement on the Company or any Subsidiary of the Company by any counterparty to a Material Contract). None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any Material Contract, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

(iii)     Complete, correct and unredacted copies of each Material Contract, as amended and supplemented, have been made available to Parent.

(p)     Taxes.

(i)     (i) All income, franchise and other material Company Returns required by Applicable Law to be filed with any Taxing Authority have been filed when due (taking into account extensions) in accordance with all Applicable Laws, (ii) all Company Returns that have been filed are true and complete in all material respects, (iii) the Company and each of its Subsidiaries have paid (or have had paid on their behalf) all material Taxes due and owing (whether or not shown on any Tax Return), (iv) all Taxes that the Company or any of its Subsidiaries is or was required to withhold or collect in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person have been duly withheld or collected and have been timely paid, to the extent required, to the proper Taxing Authority, (v) the unpaid Taxes of the Company and its Subsidiaries did not, as of the Company Balance Sheet Date, exceed the reserve set forth on the face of the Company Balance Sheet (rather than in any notes thereto), and (vi) since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and past practice;

(ii)     There are no ongoing audits of any Company Returns. The Company has not been notified of any proposed audit, and neither the Company nor any of its Subsidiaries has granted any currently effective extension or waiver of the limitations period applicable to any material Company Return, which period (after giving effect to such extension or waiver) has not yet expired;

(iii)     (A) No material deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed in writing by any Taxing Authority, except for deficiencies that have been paid or otherwise resolved, (B) there is no Proceeding or investigation pending or threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any material Tax or Tax asset, (C) no claim has been made in writing by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file income or franchise Tax Returns that the relevant Company or Subsidiary is or may be subject to taxation by that jurisdiction and (D) no closing agreements, private letter rulings or similar agreements or rulings have been entered into or issued by any Taxing Authority with respect to the Company or any of its Subsidiaries which would be binding following the Closing, and no such agreements or rulings have been applied for and are currently pending;

(iv)     There are no Liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Liens;

(v)     During the three-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code;

(vi)     Neither the Company nor any of its Subsidiaries (A) has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), or (B) to the Knowledge of the Company, has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4;

(vii)     (A) Neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than the group of which the Company is or was the common parent); and (B) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

(viii)     There are no Tax sharing agreements or similar arrangements (including Tax indemnity arrangements, other than customary commercial or financial arrangements entered into in the ordinary course of business consistent with past practice the principal purpose of which is unrelated to Taxes) with respect to or involving the Company or any of its Subsidiaries;

(ix)     Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction (A) in which a material amount of Tax is imposed, or the value of the interest is materially reassessed, on the transfer of an interest in real property resulting from the Merger and (B) which treats the transfer of an interest (resulting from the Merger) in an entity that owns an interest in real property as a transfer of the interest in real property;

(x)     Except for the Company’s ownership of JP Canada, neither the Company nor any of its Subsidiaries (A) is or has been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law); (B) is or has been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (C) except as set forth in Section 3.01(p)(x) of the Company Disclosure Schedule, is or has engaged in a trade or business, has or had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(xi)     No foreign Subsidiary of the Company (A) has or has had any nexus with the United States, a trade or business or permanent establishment within the United States or any other connection with the United States that has subjected or could reasonably be expected to have subjected it to United States federal, state or local Tax; (B) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; (C) is or was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulation Section 301.7701-5(a); or (D) holds assets which constitute U.S. property within the meaning of Section 956 of the Code.

(xii)     Section 3.01(p)(xii) of the Company Disclosure Schedule contains a list of each Tax Grant. The Company and its Subsidiaries have complied in all material respects with the conditions stipulated in each Tax Grant, no submissions made to any Taxing Authority in connection with obtaining any Tax Grant contained any material misstatement or omission and the transactions expressly contemplated by this Agreement will not adversely affect the eligibility of the Company or any of its Subsidiaries for any Tax Grant.

(xiii)     Revenue from maintenance, support, installation, training, and other services is not derived from activities physically performed outside of the United States, except for revenue included in Section 3.01(p)(xiii) of the Disclosure Schedule.

(q)     Employee Benefit Plans.

(i)     Section 3.01(q)(i) of the Company Disclosure Schedule contains a correct and complete list identifying each Benefit Plan. Complete and accurate copies of each Benefit Plan (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto, and descriptions of all material terms of any plan that is not in writing, have been furnished or made available to Parent together with (A) the three (3) most recent annual reports and Tax Returns (and all schedules thereto), if any, required to be filed with the Internal Revenue Service with respect to such Benefit Plan, (B) the most recently received Internal Revenue Service determination letter, if any, issued with respect to each Benefit Plan that is intended to qualify under Section 401(a) of the Code, and (C) all other filings and material correspondence with any Governmental Entity with respect to each Benefit Plan.

(ii)     Except as set forth in Section 3.01(q)(ii) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate sponsors, maintains or contributes or is obligated to contribute to, or has in the past sponsored, maintained or contributed or been obligated to contribute to, any Benefit Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, any defined benefit plan, any “multiemployer plan” within the meaning of Section 4001(a)(3) or 3(37) of ERISA, or any “multiple employer plan” within the meaning of Section 413(c) of the Code.

(iii)     Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is permitted to rely on a favorable opinion letter, in either case, that has not been revoked, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and, to the Knowledge of the Company, there is no reason why any such determination letter would reasonably be expected to be revoked or not be issued, and there is no fact or circumstance that has adversely affected or could reasonably be expected to result in the disqualification of such Benefit Plan. Each trust established in connection with any Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that could reasonably be expected to adversely affect the exempt status of any such trust. The Company has not engaged in any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan.

(iv)     Each Benefit Plan has been administered in accordance with its terms and is in compliance in all material respects with all applicable provisions of ERISA, the Code, COBRA, the Patient Protection and Affordable Care Act (“ACA”) and any other Applicable Laws. The Company is not subject to any liability under Title IV of ERISA or Section 412 of the Code that would reasonably be expected to become a liability of Parent and its Affiliates on or after the Closing Date. In respect of each Benefit Plan that is a group health plan, there is no fact or circumstance that would reasonably be expected to result in the imposition of a material tax or penalty against the Company or any Affiliate under the ACA with respect to the Company Personnel, individually or in the aggregate. The Company and each of its Subsidiaries have performed all material obligations required to be performed by it under all Benefit Plans. No events have occurred with respect to any Benefit Plan that could result in a material payment or assessment by or against the Company of any excise Taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(v)     To the Knowledge of the Company, no Benefit Plan is under audit or is subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the SEC, the PBGC or any other Governmental Entity.

(vi)     Except as set forth in Section 3.01(q)(vi) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (A) entitle any employee, director or independent contractor of the Company or any of its Subsidiaries to any pay or benefits under any Benefit Plan; (B) accelerate the time of payment or vesting of any compensation or equity-based award; (C) trigger any funding (through a grantor trust or otherwise) of compensation or benefits under any Benefit Plan; or (D) trigger any payment, increase the amount payable or trigger any other material obligation pursuant to any Benefit Plan.

(vii)     Except as set forth in Section 3.01(q)(vii) of the Company Disclosure Schedule, there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, (A) would entitle any employee or former employee to any severance or other payment as a result of the transactions contemplated hereby (either alone or together with any other event), or (B) could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code.

(viii)     Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company or its Subsidiaries except as required to comply with Section 4980B of the Code or any similar state law or other Applicable Law provision.

(ix)     There is no material action, suit, investigation, audit or other Proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving any Benefit Plan before any arbitrator or any Governmental Entity.

(x)     Each Benefit Plan which is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has, at all times, been administered in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, to the extent necessary so that the additional Tax described in Section 409A(a)(1)(B) of the Code will not be assessed against the individuals participating in any such non-qualified deferred compensation plan with respect to benefits due or accruing thereunder.

(xi)     Each Company Stock Option was granted with a per share exercise price that is not less than the fair market value of a share of Company Common Stock on the date of its grant and is exempt from the additional tax and interest described in Section 409A(a)(1)(B) of the Code. Except as set forth in Section 3.01(q)(xi) of the Company Disclosure Schedule, each Company Stock Option characterized by the Company as an “incentive stock option” within the meaning of Section 422 of the Code complies with all of the applicable requirements of Section 422 of the Code.

(xii)     Neither the Company nor any of its Subsidiaries has any International Plans.

(xiii)     There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries or ERISA Affiliates at or following the Effective Time.

(r)     Labor and Employment Matters.

(i)     Section 3.01(r)(i) of the Company Disclosure Schedule lists the names and current position, annual salary rates or current hourly wages, bonus opportunity, hire date, credited service, accrued vacation or paid-time-off, principal work location and leave status of all present employees of the Company and each of its Subsidiaries and each such employee’s status as being exempt or non-exempt from the application of state and federal wage and hour laws applicable to employees who do not occupy a managerial, administrative, or professional position or any similar Applicable Law regarding wages, hours of work and/or overtime applicable to employees located outside of the United States.

(ii)     Except as set forth in Section 3.01(r)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any obligations under severance plans or arrangements, bonus plans or similar arrangements, or under any employment agreement or otherwise to make payments to any employee or other service provider in the event of termination of their employment or other service relationship with the Company (or the applicable Subsidiary).

(iii)     Neither the Company nor any of its Subsidiaries is or was a party to, bound by or subject to, or is currently negotiating, any collective bargaining agreement or understanding with a labor union or organization. None of the employees of the Company or any of its Subsidiaries is represented by any union with respect to his or her employment by the Company or any Subsidiary. To the Company’s Knowledge, there is no (A) material unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding involving the Company or any of its Subsidiaries, (B) activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or (C) lockouts, strikes, slowdowns, picketings, negotiated industrial actions, work stoppages or threats thereof by or with respect to such employees, in each case, pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and during the last three (3) years there has not been any such action. There are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Entity, nor any grievances, complaints, claims or other Proceedings, in each case, which are pending or, to the Knowledge of the Company, threatened by or on behalf of any employees of the Company or any of its Subsidiaries.

(iv)     Since January 1, 2013, (A) there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1998 in respect of the Company or any of its Subsidiaries and (B) neither the Company nor any of its Subsidiaries has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Applicable Law.

(v)     Schedule 3.01(r)(v) of the Company Disclosure Schedule contains a list of all independent contractors, consultants, agents or agency employees currently engaged by the Company and each of its Subsidiaries, along with the position, date of retention and rate of remuneration for each such individual. Except as set forth in Schedule 3.01(r)(v) of the Company Disclosure Schedule, neither the Company nor any Subsidiary thereof engages or retains any independent contractors, consultants, agents or agency employees.

(vi)     The Company is in compliance in all material respects with all Applicable Laws respecting employment including discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and of employees as exempt or non-exempt, in each case, under the Fair Labor Standards Act of 1938, as amended (the “Fair Labor Standards Act”), and any similar Applicable Law), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice.

(s)     Insurance Policies. Section 3.01(s) of the Company Disclosure Schedule lists all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company and its Subsidiaries (collectively, the “Insurance Policies”) and the coverage limitations and deductibles applicable to each such policy. All of the Insurance Policies or renewals thereof are in full force and effect and not voidable. There is no material claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which the Company has been notified that coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid when due, and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). To the Knowledge of the Company, there is no threatened termination of, or material premium increase (other than with respect to customary annual premium increases) with respect to, any Insurance Policy. Section 3.01(s) of the Company Disclosure Schedule identifies each material insurance claim made by the Company or any of its Subsidiaries between the Company Balance Sheet Date and the date of this Agreement. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for any material insurance claim not listed on Section 3.01(s) of the Company Disclosure Schedule.

(t)     Environmental Matters. Except in each case, which would not have a material impact on the Company:

(i)     No notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending and, to the Knowledge of the Company, none of the foregoing is threatened by any Governmental Entity or other Person relating to or arising out of any failure of the Company or any of its Subsidiaries to comply with any Environmental Law.

(ii)     The Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits of the Company.

(iii)     There has been no release by the Company or any of its Subsidiaries of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries.

(iv)     There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of the Company, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.

(v)     For purposes of this Section 3.01(t), the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries. This Section 3.01(t) contains the sole and exclusive representations and warranties governing matters relating to Environmental Laws and Hazardous Substances.

(u)     Intellectual Property and Information Technology; Privacy.

(i)     Section 3.01(u)(i) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of all Company Products.

(ii)     The Company and its Subsidiaries own or otherwise hold adequate rights in all Company IP necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (the “Necessary IP”), free and clear of any Liens, other than Permitted Liens. Except as set forth in Section 3.01(u)(ii) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) alter, restrict, encumber, impair or extinguish any rights in any Necessary IP, or (ii) result in the creation of any Lien with respect to any of the Company IP.

(iii)     Section 3.01(u)(iii) of the Company Disclosure Schedule lists and describes the status of each Proceeding pending as of the date of this Agreement or, to the Knowledge of the Company as of the date of this Agreement, threatened Proceeding (A) alleging infringement, misappropriation or any other violation of any Intellectual Property rights of any Person by the Company or any of its Subsidiaries or by any Company Products, or (B) challenging the scope, ownership, validity, or enforceability of any Company IP owned by the Company or any of its Subsidiaries or of the Company and its Subsidiaries’ rights under the Necessary IP, regardless of whether such Proceeding or threatened Proceeding has been settled, withdrawn or otherwise resolved. Neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person in any material respect or, except in connection with the Proceedings set forth on Section 3.01(u)(iii) of the Company Disclosure Schedule, received any notice of alleged infringement or potential infringement of any such rights.

(iv)     (i) No Person, other than the Company and its Subsidiaries, possesses any current or contingent rights to sublicense, sell or otherwise distribute the Company Products or other products or services utilizing Company IP that is owned by the Company or any of its Subsidiaries, and (ii) to the Knowledge of the Company, there are no restrictions binding on the Company or any Subsidiary respecting the disclosure, use, license, transfer or other disposition of any Company IP owned by the Company or any of its Subsidiaries or any Company Products.

(v)     Section 3.01(u)(v)(1) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of all Company Registered IP. The Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect all material Company Registered IP, including payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions and disclosure of any required information, and recording all assignments (and licenses where required) of the Registered IP with the appropriate Governmental Authorities. Section 3.01(u)(v)(2) of the Company Disclosure Schedule includes a true and complete list as of the date of this Agreement of all material actions that must be taken within one hundred eighty (180) days of the date of this Agreement with respect to any of the Company Registered IP. The Company and each of its Subsidiaries have complied in all material respects with all applicable notice and marking requirements for the Company Registered IP. None of the Company Registered IP has been adjudged invalid or unenforceable in whole or part and, to the Knowledge of the Company, none of the Company Registered IP is invalid or unenforceable.

(vi)     The Company and its Subsidiaries have taken reasonable steps to protect their rights in the Company IP and to protect any confidential information provided to them by any other Person under obligation of confidentiality (it being understood that with regard to Third Party Software or other Intellectual Property as to which the Company is not the owner or holder of exclusive rights, the Company only takes steps to protect its rights that are reasonable in the context of a non-exclusive licensee). Without limitation of the foregoing, to the Knowledge of the Company, the Company and its Subsidiaries have not made any of their material trade secrets or other material confidential or proprietary information that they intended to maintain as confidential (including source code with respect to Company Products) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information or materials.

(vii)     The Company and its Subsidiaries have obtained from all parties (including employees and current or former consultants and subcontractors) who have created any portion of, or otherwise who would have any rights in or to, any Company IP, valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company and its Subsidiaries and have delivered true and complete copies of the Company’s and its Subsidiaries’ standard forms of such assignments to Parent. All such assignments are in a form substantially similar to the Company’s and its Subsidiaries’ applicable standard forms and no employee, consultant or former consultant of the Company or any of its Subsidiaries has ever excluded any Intellectual Property that is (or was) used by the Company from any written assignment executed by any such Person in connection with work performed for or on behalf of the Company or any of its Subsidiaries.

(viii)     Section 3.01(u)(viii) of the Company Disclosure Schedule contains a complete and accurate list of all third-party Intellectual Property (other than Third Party Software) sold with, incorporated into or distributed in connection with any Company Product (including any Company Product currently under development).

(ix)     Neither the Company nor any Subsidiary has incorporated into any Company Product or otherwise accessed, used, modified or distributed any Third Party Software, in whole or in part, in a manner that may (A) require any Company Product to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (B) grant, or require the Company or any of its Subsidiaries to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Product or (C) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Product and neither the Company nor any of its Subsidiaries has any plans to do any of the foregoing.

(x)     The Company Products as delivered by the Company and its Subsidiaries do not contain any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such Company Products by or for the Company or any of its Subsidiaries or its respective authorized users, or any other associated Software, firmware, hardware, computer system or network (including what are sometimes referred to as “viruses,” “worms,” “time bombs” and/or “back doors”).

(xi)     Except for transaction involving custom development of software or work product for a customer, neither the Company nor any of its Subsidiaries has (A) transferred ownership of, or granted any exclusive license with respect to, any Company IP owned or purported to be owned by the Company or any of its Subsidiaries to any other Person, (B) granted any customer the right to use any Company Product or portion thereof on anything other than a non-exclusive basis, or (C) granted any Third Party the right to access or use any source code other than upon the occurrence of specified release events pursuant to a written source code escrow agreement, and no such release event has ever occurred or been claimed to have occurred.

(xii)     Except as set forth in Section 3.01(u)(xii) of the Company Disclosure Schedule, none of the Company’s or any of its Subsidiaries’ agreements (including any agreement for the performance of professional services by or on the behalf of the Company or any of its Subsidiaries) confers upon any Person other than the Company or any of its Subsidiaries any ownership right, exclusive license or other exclusive right with respect to any Intellectual Property developed or delivered by or on behalf of the Company or any of its Subsidiaries in connection with such agreement.

(xiii)     No funding, facilities or personnel of any educational institution or Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Company IP owned or purported to be owned by the Company or any of its Subsidiaries, including any portion of a Company Product. Neither the Company nor any of its Subsidiaries is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company or such Subsidiary to grant or offer to any Third Party any license or right to such Company IP. Section 3.01(u)(xiii) of the Company Disclosure Schedule sets forth a complete and accurate list of (A) any and all grants and similar funding received by the Company or any of its Subsidiaries (including their respective predecessors), including the name of the granting authority and the status and material terms thereof and (B) any standards bodies or similar organizations of which the Company or any of its Subsidiaries (or any of their predecessors) has ever been a member, promoter or contributor.

(xiv)     The IT Assets operate and perform in all material respects in a manner that permits the Company and each of its Subsidiaries to conduct their respective businesses as currently conducted and, to the Knowledge of the Company, no Person has gained unauthorized access to or otherwise interfered with the operation of any IT Asset. In all matters related to the business of the Company and its Subsidiaries, the Company and each of its Subsidiaries has implemented and followed reasonable security, backup and disaster recovery processes.

(xv)     Other than as disclosed in Section 3.01(u)(xv) of the Company Disclosure Schedule, there is no Third Party Hardware.

(xvi)     Except as set forth in Section 3.01(u)(xvi) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has embedded any open source, copyleft or community source code in any Company Products generally available for distribution or in development for distribution, including but not limited to any libraries or code licensed under any GNU General Public License, GNU Lesser General Public License or similar copyleft license arrangement.

(xvii)     The Company and its Subsidiaries are, and at all times have been, in compliance in all material respects with (A) all U.S. federal, state, and local laws and the laws, rules and regulations of Canada and the countries in the European Union applicable to the Company pertaining to (1) data security, cyber security, and e-commerce, including without limitation, the Gramm-Leach-Bliley Act and the rules implemented thereunder, and (2) the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Data (referred to collectively in this Agreement as “Data Activities”) ((1) and (2) together “Privacy Laws”); (B) the Payment Card Industry Security Standards applicable to the Company and its Subsidiaries set by the PCI Security Standards Council, and Company has validated its compliance as required by any contractual obligations on the Company and the applicable rules and guidelines issued by card associations; (C) all Contracts (or portions thereof) to which the Company is a party that are applicable to Data Activities (collectively, “Privacy Agreements”); and (D) maintained a privacy policy that complies with the U.S. – EU Safe Harbor Framework developed by the U.S. Department of Commerce in coordination with the European Commission.

(xviii)     The Company and its Subsidiaries have implemented written policies relating to Data Activities, including, without limitation, a publicly posted website privacy policy, mobile app privacy policy, annual privacy statements required under the Gramm-Leach-Bliley Act and a comprehensive information security program that includes appropriate written information security policies (“Privacy and Data Security Policies”). The Company has made available a true, correct, and complete copy of each Company and its Subsidiaries’ Privacy and Data Security Policy in effect at any time since inception of the Company. At all times, the Company and its Subsidiaries have been and is in compliance in all material respects with all such Privacy and Data Security Policies. Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement will violate any of the Privacy Agreements, Privacy and Data Security Policies or any applicable Privacy Laws.

(xix)     There is no pending, nor has there ever been any, material complaint, audit, proceeding or claim asserted against, or to the Knowledge of the Company any investigation of, the Company or its Subsidiaries initiated by (A) any person or entity; (B) any other governmental entity, foreign or domestic; or (C) any regulatory or self-regulatory entity alleging that any Data Activity of the Company: (A) is in violation of any applicable Privacy Laws, (B) is in violation of any Privacy Agreements, (C) is in violation in any material respect of any Privacy and Data Security Policies, or (D) otherwise constitutes an unfair, deceptive, or misleading trade practice.

(xx)     To the Knowledge of the Company, there has been no unauthorized access, use, or disclosure of Personal Data in the possession or control of the Company, and any of its contractors with regard to any Personal Data obtained from or on behalf of the Company or its Subsidiaries.

(xxi)     Section 3.01(u)(xxi) of the Company Disclosure Schedule lists the location of any and all servers the Company owns or uses through a vendor which operates any part of the Company technology platforms or products. Except as set forth in Section 3.01(u)(xxi) of the Company Disclosure Schedule, the Company does not have any premises, employees or tangible assets, and does not conduct any business activities, in any country other than the United States, Canada and the countries in the European Union.

(v)     Properties.

(i)     Except for minor defects that do not materially affect their value and utilization, (A) the Company and each of its Subsidiaries has good and marketable title to, or in the case of leased property and leased tangible assets, valid leasehold interests in, all of its material real properties and material tangible assets and (B) all such assets and real properties, other than assets and real properties in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens.

(ii)     Section 3.01(v)(ii) of the Company Disclosure Schedule sets forth a complete and correct list of all real property and interests in real property, if any, owned by the Company or any of its Subsidiaries as of the date of this Agreement (each, an “Owned Real Property”). Section 3.01(v)(ii) of the Company Disclosure Schedule sets forth a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries as of the date of this Agreement in respect of which the Company or any of its Subsidiaries has annual rental obligations of fifty thousand dollars (US$50,000) or more (each, a “Leased Real Property”). All of the leases, subleases and other agreements (each, a “Lease Agreement”) of the Leased Real Property are legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. The Company and each of its Subsidiaries has performed all material obligations required to be performed by it to date under each Lease Agreement, and there are no outstanding defaults by the Company or, to the Knowledge of the Company, circumstances which, upon the giving of notice or passage of time or both, would constitute a material default or breach by any party under any Lease Agreement.

(iii)     With respect to each Leased Real Property, neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted anyone a right to use or occupy such Leased Real Property or any portion thereof. The Company and each of its Subsidiaries enjoy peaceful and undisturbed possession of the Owned Real Property and the Leased Real Property.

(w)     Interested Party Transactions. (i) Except as reported in the Company SEC Documents, neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any Affiliate, stockholder that beneficially owns five percent (5%) or more of the Company Common Stock, or director or Executive Officer of the Company or, to the Knowledge of the Company, any Affiliate of any such owner, Executive Officer or director, and (ii) no event has occurred since December 29, 2012 that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

(x)     Compliance with the U.S. Foreign Corrupt Practices Act and Other Applicable Anti-Corruption Laws.

(i)     The Company and its Subsidiaries have complied with the U.S. Foreign Corrupt Practices Act of 1977 and other applicable anti-corruption laws.

(ii)     Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or other Representative of the Company or any of its Subsidiaries at the direction of or on behalf of the Company or any of its Subsidiaries corruptly or otherwise illegally offered or gave anything of value to: (A) any official, employee or representative of a Governmental Entity, any political party or official thereof, or any candidate for political office; or (B) any other Person, in any such case while knowing, or having reason to know, that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any official, employee or representative of a Governmental Entity, any political party or official thereof, or candidate for political office for the purpose of the following: (1) influencing any action or decision of such Person, in his or her official capacity, including a decision to fail to perform his or her official function; (2) inducing such Person to use his or her influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist in obtaining or retaining business or to secure an improper business advantage; or (3) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any of its Subsidiaries in obtaining or retaining business for, or with, or directing business to, any Person or in securing any improper advantage.

(iii)     There have been no false or fictitious entries made in the books or records of the Company or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.

(y)     Customers, Suppliers, Recalls.

(i)     Since the Company Balance Sheet Date, there has not been (A) any material adverse change in the business relationship of the Company or its Subsidiaries with any Major Customer, or (B) any change in any material term (including credit terms) of the sales agreements or related arrangements with any Major Customer. Except as set forth in Section 3.01(y) of the Company Disclosure Schedule, during the three (3) years preceding the date hereof, neither the Company nor any of its Subsidiaries has received any written customer complaint concerning its products and services, nor has it had any such products returned, or any subscription rescinded, by a purchaser thereof, other than complaints seeking repair or replacement made in the ordinary course of business that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(ii)     Since the Company Balance Sheet Date, there has not been (A) any material adverse change in the business relationship of the Company or its Subsidiaries with any Major Supplier, or (B) any change in any material term (including pricing or credit terms) of the supply agreements or related arrangements with any Major Supplier.

(iii)     No Company Product has been the subject of any voluntary or involuntary recall, market withdrawal, safety alert or similar action and no event has occurred, and, to the Company’s Knowledge, no condition or circumstance exists, that might reasonably be expected to (with or without notice or lapse of time or both) directly or indirectly give rise to or serve as a basis for any such recall or similar action relating to any Company Product. To the Company’s Knowledge, no component, assembly, part, product or other hardware purchased, licensed, leased or otherwise acquired or obtained from any manufacturer, supplier or other Person and incorporated into any Company Product has been or is subject to any voluntary or involuntary recall, market withdrawal, safety alert or similar action.

(z)     Merchant of Record. Neither the Company nor any of its Subsidiaries act as the merchant of record for any of its end-customers.

(aa)     Finders’ Fees. Except for View Partners Capital LLC, a copy of whose engagement agreement (and all indemnification and other agreements related to such engagement) has been made available to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacity as officers or directors, who might be entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement.

(bb)     Opinion of Financial Advisor. Prior to the execution of this Agreement, the Company Board has received from the Company’s financial advisor, C. Brett Cooper, d/b/a Valuation & Litigation Solutions, a written opinion (or an oral opinion to be confirmed in writing) to the effect that, as of such date thereof and based upon and subject to the matters and limitations set forth therein, the Merger Consideration to be received in the Merger by the holders of Company Common Stock, other than Parent or any affiliates of Parent, is fair, from a financial point of view, to such holders. As soon as practicable following the date hereof, an executed copy of the aforementioned opinion will be made available to Parent for informational purposes only.

(cc)     Antitakeover Statute; No Rights Plan.

(i)     No “control share acquisition,” “fair price,” “moratorium” or other antitakeover Applicable Law applies to the Merger, this Agreement, the Voting Agreements or any of the other transactions contemplated hereby or thereby.

(ii)     The Company has no rights plan, “poison-pill” or other comparable agreement or arrangement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

(dd)     No Other Company Party Representations or Warranties. Except for the representations and warranties set forth in this Section 3.01, no representation or warranty of any kind whatsoever, express or implied, at Law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Sub or their Affiliates or Representatives and the Company hereby disclaims any liability or indemnification obligation or other obligation of any kind or nature resulting from any such representation or warranty, whether by or on behalf thereof, or the delivery, dissemination or any other distribution or disclosure to, or the use by, Parent, Sub, or their Affiliates or any of their respective Representatives or any other Person of any documentation, estimates, projections, forecasts or other forward−looking information, business plans or other information or material by any of the Company, their Affiliates or any of their respective Representatives or any other Person with respect to any one or more of the foregoing.

Section 3.02.     Representations and Warranties of Parent and Sub. Parent represents and warrants to the Company as of the date hereof and as of the Closing, and Sub will represent to the Company as of the Closing, as follows:

(a)     Organization. Parent is, and at the Closing Sub will be, a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as currently conducted.

(b)     Authority; Noncontravention. Parent has, and at the Closing Sub will have, the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by Parent as of the date hereof, and the execution and delivery of this Agreement by Sub prior to the Closing, the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement and the compliance by Parent and Sub with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Parent, and will prior to the Closing be duly authorized by all necessary corporate action on the part of Sub, and no other corporate proceedings on the part of Parent are, or of Sub will be, necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent, and prior to the Closing will be duly executed and delivered by Sub. Assuming the due execution and delivery of this Agreement by the Company, this Agreement constitutes a valid and binding obligation of Parent, and (when executed and delivered by Sub prior to the Closing) will constitute a valid and binding obligation of Sub, enforceable against Parent and Sub, as applicable, in accordance with its terms. The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the compliance by Parent and (once executed and delivered by Sub prior to the Closing) by Sub with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the certificate of incorporation or bylaws of Parent or (when formed) the Articles of Incorporation or bylaws of Sub, (ii) any Contract or Permit to or by which Parent or Sub is a party or bound or to or by which their respective properties or assets are subject or bound or otherwise under which Parent or Sub has rights or benefits or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Applicable Law (assuming receipt of the Stockholder Approval) or Judgment, in each case, applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, terminations, cancelations, accelerations, losses, Liens, rights or entitlements that, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement or the compliance by Parent and Sub with the provisions of this Agreement, except for (i) the filing with the SEC of the Proxy Statement and such reports under the Exchange Act as may be required in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, (ii) the filing of the Articles of Incorporation of Sub with the Secretary of State of the State of Nevada, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Nevada and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iv) any filings required under the rules and regulations of the OTC and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement.

(c)     Interim Operations of Sub. Sub will be formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement and, once formed, will engage in no business other than in connection with the Merger and the other transactions contemplated by this Agreement.

(d)     Brokers and Finders. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated by this Agreement.

(e)     Ownership of Common Stock. Parent does not beneficially own any shares of Company Common Stock.

(f)     Litigation.

(i)     There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations or other proceedings pending or, to the Knowledge of Parent, threatened in writing against Parent that would reasonably be expected to prevent, materially delay or materially impede the performance by Parent or Sub of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

(ii)     Parent is not a party to or subject to the provisions of any judgment, order, writ, injunction, settlement agreement, decree or award entered, issued or made by or with any Governmental Entity that would reasonably be expected to prevent, materially delay or materially impede the performance by Parent or Sub of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

(g)     Parent Information. The information relating to Parent and its Affiliates that will be provided in writing by Parent or its Representatives specifically for inclusion in the Proxy Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not materially misleading.

(h)     No Other Representations and Warranties. Except for the representations and warranties of Parent contained in this Agreement or in any certificate delivered pursuant hereto, neither Parent nor any other person on behalf of Parent is making any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby.

(i)     Non−Reliance on Company Estimates, Projections, Forecasts, Forward−Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and its Affiliates and Representatives, Parent and its Affiliates and Representatives have received and may continue to receive after the date hereof from the Company and its Affiliates and Representatives certain estimates, projections, forecasts and other forward−looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent hereby acknowledges and agrees that (A) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward−looking statements, as well as in such business plans, with which the they are familiar, (B) Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward−looking information or business plans), and (C) Parent will have no claim against the Company or any of its Affiliates or Representatives, or any other Person, with respect thereto.

Article IV

Covenants Relating to Conduct of Business

Section 4.01.     Conduct of Business.

(a)     Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), as specifically contemplated by this Agreement, as required by Applicable Law or as set forth in Section 4.01(a) of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course in all material respects and use all commercially reasonable efforts to comply with all Applicable Laws and, to the extent consistent therewith, use commercially reasonable efforts to keep available the services of their present officers and other employees, to preserve their assets, their relationships with material suppliers, licensors, licensees, distributors and others having business dealings with them and to maintain their material franchises, rights and Permits. Without in any way limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), as specifically contemplated by this Agreement, as required by Applicable Law or as set forth in Section 4.01(a) of the Company Disclosure Schedule (with specific reference to the subsection of this Section 4.01 to which the information stated in such disclosure relates), the Company shall not, and shall not permit any of its Subsidiaries to:

(i)     (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interests or (C) purchase, redeem or otherwise acquire any shares of capital stock, other equity or voting interests or any other securities of the Company or any of its Subsidiaries or any options, restricted shares, warrants, calls or rights to acquire any such shares or other securities (including any Company Stock Options, except pursuant to the forfeiture conditions of such Company Stock Options or the cashless exercise or tax withholding provisions of such Company Stock Options, in each case only if and to the extent required by the terms of such awards as in effect on the date of this Agreement);

(ii)     issue, deliver, sell, pledge or otherwise encumber any (A) shares of its capital stock, other equity or voting interests or Equity Equivalents (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding as of the date of this Agreement and only if and to the extent required by the terms such awards as in effect on the date of this Agreement), or (B) securities convertible into, or exchangeable or exercisable for, or any options, warrants, calls or rights to acquire, any such stock, interests or Equity Equivalents;

(iii)     amend its Articles of Incorporation or bylaws (or similar organizational documents);

(iv)     acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or person or division thereof or (B) any other assets other than capital expenditures, which are subject to the limitations of clause (vii) below, and purchases of raw materials, supplies or immaterial assets in the ordinary course of business;

(v)     sell, lease, license, sell and lease back, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or assets (including any shares of capital stock, equity or voting interests or other rights, instruments or securities (which shall, for the avoidance of doubt, include shares of the capital stock, other equity or voting interests or Equity Equivalents of JP Canada)), except sales of inventory or used equipment in the ordinary course of business and except for Permitted Liens;

(vi)     (A) repurchase, prepay or incur any indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing, other than the incurrence of borrowings under the Company’s revolving credit facility as in effect on the date of this Agreement in the ordinary course of business and not in excess of the amount outstanding as of the date of this Agreement plus two hundred fifty thousand dollars (US$250,000) or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(vii)     incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, in excess of one hundred thousand dollars (US$100,000) per month;

(viii)     (A) pay, discharge, settle or satisfy any claims (including any claims of stockholders and any stockholder litigation relating to this Agreement, the Merger or any other transaction contemplated by this Agreement or otherwise), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business, or as required by their terms on the date of this Agreement, of claims, liabilities or obligations reserved against in the Baseline Financials (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business or (1) for an aggregate amount of less than (X) one hundred fifty thousand dollars (US$150,000) in the case of claims, liabilities and obligations identified in the Company Disclosure Schedule or the Filed SEC Documents and (y) one hundred fifty thousand dollars (US$150,000) in the case of all other claims, liabilities and obligations, or (2) for amounts that are covered by insurance (other than a customary deductible) in each case, the payment, discharge, settlement or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Closing Date, (B) waive, relinquish, release, grant, transfer or assign any right of material value or (C) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality or similar Contract to or by which the Company or any of its Subsidiaries is a party or bound;

(ix)     enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify or amend in any material respect, or exercise any right to renew, any lease or sublease of real property or acquire any interest in real property;

(x)     modify or amend in any material respect, or accelerate, terminate or cancel, any material Contract or waive in any material respect any right to enforce, or relinquish, release, transfer or assign any rights or claims thereunder;

(xi)     except as required to ensure that any Benefit Plan as in effect on the date of this Agreement is not then out of compliance with Applicable Law or as specifically required pursuant to this Agreement, (A) adopt, establish, enter into, terminate, amend or modify any Benefit Plan, (B) except for standard salary increases in connection with anniversary dates of employment in the ordinary course of business, increase in any manner the compensation or benefits of, or pay any bonus or award to, or grant any loan to, any Company Personnel, (C) pay or provide to any Company Personnel any compensation or benefit not provided for under a Benefit Plan as in effect on the date of this Agreement, other than the payment of base compensation in the ordinary course of business, (D) grant or amend any award under any Benefit Plan (including the grant or amendment of Company Stock Options, restricted stock, stock appreciation rights, restricted stock units, performance units, stock purchase rights or other equity or equity-based compensation) or remove or modify existing restrictions in any Benefit Plan or awards made thereunder, (E) grant or pay any severance, separation, change in control, termination, retention or similar compensation or benefits to, or increase in any manner the severance, separation, change in control, termination, retention or similar compensation or benefits of, any Company Personnel, (F) enter into any trust, annuity or insurance Contract or similar agreement or take any other action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan, (G) take any action to accelerate, or that would reasonably be expected to result in the acceleration of, the time of payment or vesting of any rights, compensation, benefits or funding obligations under any Benefit Plan or otherwise or (H) make any material determination under any Benefit Plan that is inconsistent with the ordinary course of business or past practice;

(xii)     form any Subsidiary of the Company;

(xiii)     enter into any partnership, joint venture, franchising arrangement or similar enterprise;

(xiv)     adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any of its Subsidiaries;

(xv)     write-down any of its material assets or make any change in any financial or tax accounting principle, method or practice, other than as required by GAAP or Applicable Law;

(xvi)     enter into, extend or renew any Contract or amendment thereof which, if executed prior to the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.01(o)(i) or Sections 3.01(u)(iv), (xi), (xii), (xiii), and (xxi), Section 3.01(v), Section 3.01(w), or that would have rendered the representations and warranties contained in the foregoing Sections untrue or inaccurate;

(xvii)     amend, modify or waive any of the Company’s existing takeover defenses or take any action to render any state takeover or similar statute inapplicable to any transaction other than the Merger;

(xviii)     enter into any new line of business; or

(xix)     authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b)     Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, (i) the Company and each of its Subsidiaries shall timely file all tax returns required to be filed before the Closing (after taking into account any extensions) by or on behalf of each such entity (“Post-Signing Returns”), and all Post-Signing Returns shall be complete and correct in all material respects and shall be prepared on a basis consistent with the past practices of the Company and its Subsidiaries and in a manner that does not distort taxable income (e.g., by deferring income or accelerating deductions); provided that no Post-Signing Returns shall be filed with any taxing authority without Parent’s written consent, which shall not be unreasonably withheld, conditioned or delayed; (ii) the Company and each of its Subsidiaries shall timely pay all taxes due and payable in respect of such Post-Signing Returns that are so filed or otherwise owed by each such entity; (iii) the Company will accrue a reserve in its books and records and financial statements in accordance with GAAP and past practice for all taxes payable by the Company or any of its Subsidiaries for which no Post-Signing Return is due prior to the Effective Time; (iv) the Company shall promptly notify Parent of any suit, claim, action, assessment, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any tax and will not settle or compromise any such tax action without Parent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; (v) none of the Company or any of its Subsidiaries will make, revoke or change any material tax election (unless required by Applicable Law) without Parent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; and (vi) the Company and each of its Subsidiaries will retain all books, documents and records necessary for the preparation of tax returns and reports and tax audits.

(c)     Additional Tax Matters. The Company and each of its Subsidiaries shall cooperate, and, to the extent within its control, shall cause its respective affiliates, directors, officers, employees, contractors, consultants, agents, auditors and representatives reasonably to cooperate, with Parent in all tax matters (including for purposes of enabling Parent to comply with Section 6043A of the Code), including by maintaining and making available to Parent and its affiliates all books and records relating to taxes.

(i)     The Company shall deliver to Parent at or prior to the Closing a certificate, substantially in the form of Exhibit B, duly executed and acknowledged, certifying that the payment of the Merger Consideration and any payments made in respect of Appraisal Shares pursuant to the terms of this Agreement are exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

(ii)     Prior to the Closing Date, the Company shall deliver to the Parent a list of holders of Company Stock Options and Company Restricted Stock along with such stockholders’ or holders’ taxpayer identification numbers for U.S. Federal income tax purposes. The Company acknowledges and consents that Parent shall be entitled to deliver such list to the Paying Agent for the purpose of facilitating the payment of the Merger Consideration and the treatment of Company Stock Options as contemplated by Section 5.04.

Section 4.02.     No Solicitation. Notwithstanding any provision in this Agreement to the contrary, the Company (i) shall not, and shall cause its Subsidiaries and any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries not to, directly or indirectly, (A) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, any Takeover Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to a Takeover Proposal or (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (or any representative thereof) any information with respect to, or otherwise knowingly cooperate in any way with any person (or any representative thereof) with respect to, any Takeover Proposal, (ii) shall and shall cause its Subsidiaries and its and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to immediately cease and cause to be terminated all existing activities, discussions and negotiations with any person conducted heretofore with respect to any Takeover Proposal and (iii) shall promptly, and in any event within two Business Days following the date of this Agreement, request, and shall use its commercially reasonable efforts to cause, the prompt return or written acknowledgment of destruction of all confidential information previously furnished to such parties or their representatives in connection with any Takeover Proposal to the extent that the Company is entitled to have such documents returned or destroyed; provided, however, that at any time prior to obtaining the Stockholder Approval, in response to a bona fide written unsolicited Takeover Proposal received after the execution of this Agreement by each of the parties hereto that (i) the Company Board determines in good faith, after consultation with its outside legal counsel and a financial advisor of regionally recognized reputation, that such Takeover Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal, and such Takeover Proposal did not result from a breach of this Section 4.02 or any other provision of this Agreement, if the (ii) Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under Applicable Law, the Company may, and may permit and authorize its Subsidiaries and its representatives and its Subsidiaries’ representatives to, in each case subject to compliance with Section 4.02(c) and the other provisions of this Agreement, (A) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement which contains terms that are in all material respects no less restrictive of such person than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”); provided that all such information had been provided, or is concurrently provided, to Parent, and (B) participate in discussions or negotiations with, and only with, the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 4.02(a) by the Company.

For purposes of this Agreement, the term “Takeover Proposal” means any inquiry, proposal or offer from any person or “group” (as defined in Section 13(d) of the Exchange Act) (other than Parent or any of its affiliates) relating to, or that could reasonably be expected to lead to, in one transaction or a series of transactions, any merger, consolidation or business combination, recapitalization, liquidation or dissolution involving the Company or any direct or indirect acquisition, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, license agreement or similar transaction, of (i) assets or businesses that constitute or represent twenty percent (20%) or more of the total revenue, net income, EBITDA (consolidated earnings of the Company and JP Canada before interest, taxes, depreciation, amortization and non-cash compensation expense, and excluding any one-time exceptional items, as reflected in the Company’s Form 10-K for its fiscal year ended December 26, 2014) or assets of the Company and its Subsidiaries, taken as a whole, or (ii) twenty percent (20%) or more of the outstanding shares of Company Common Stock or of any class of capital stock of, or other equity or voting interests in, one or more of the Subsidiaries of the Company which, in the aggregate, directly or indirectly hold the assets or businesses referred to in clause (i) above.

For purposes of this Agreement, the term “Superior Proposal” means any binding bona fide unsolicited written Takeover Proposal (provided, that for purpose of this definition, the percentages in the definition of Takeover Proposal shall be fifty percent (50%) rather than twenty percent (20%)) which did not result from a breach of Section 4.02(a) made by any person (other than Parent or any of its affiliates) and which offer, in the reasonable good faith judgment of the Company Board, (i) provides a higher value to the stockholders of the Company than the consideration payable in the Merger (taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise)) and (ii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(a)     Neither the Company Board nor any committee thereof shall (or shall agree or resolve to) (i) withdraw or modify in a manner adverse to Parent or Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Sub, the recommendation or declaration of advisability by such Board of Directors or any such committee of this Agreement or the Merger (any such action, resolution or agreement to take such action being referred to herein as an “Adverse Recommendation Change”), (ii) recommend, declare advisable or propose to recommend or declare advisable the approval or adoption of any Takeover Proposal or resolve or agree to take any such action, or adopt or approve any Takeover Proposal, or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which would reasonably be expected to lead to, any Takeover Proposal (other than an Acceptable Confidentiality Agreement), or resolve or agree to take any such action. Notwithstanding the foregoing, at any time prior to the Stockholder Approval, the Company Board may (i) effect an Adverse Recommendation Change in response to a Superior Proposal, (ii) terminate this Agreement pursuant to Section 7.01(f) to accept such Superior Proposal or (iii) take any action that any court of competent jurisdiction orders the Company to take, in the case of each of clauses (i)(ii) and (iii), if the Company Board has determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of the Company under Applicable Law; provided that the Company Board may not effect such an Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.01(f) unless the Company Board shall have first provided written notice to Parent (an “Adverse Change Notice”) at least three (3) Business Days prior to such action that it is prepared to take such action and, if such action is in response to a Superior Proposal, the following additional conditions are satisfied: (i) such notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal and (ii) Parent does not make, within three (3) Business Days after the receipt of such notice, a proposal that would, in the reasonable good faith judgment of the Company Board (after consultation with a financial advisor of regional reputation and outside legal counsel), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal (it being understood and agreed that any amendment or modification of such Superior Proposal shall require a new Adverse Change Notice and a new three (3) Business Day period). The Company agrees that, during the three (3) Business Day period prior to its effecting an Adverse Recommendation Change or termination pursuant to Section 7.01(f), the Company and its officers, directors and representatives shall negotiate in good faith with Parent and its officers, directors and representatives regarding any revisions to the terms of the Merger and the other transactions contemplated by this Agreement proposed by Parent. Notwithstanding anything to the contrary in this Agreement, the Company shall not be entitled to enter into any agreement (other than an Acceptable Confidentiality Agreement) with respect to a Superior Proposal unless this Agreement has been terminated by its terms pursuant to Section 7.01, and, if required pursuant to Section 5.07, the Company has paid to Parent the Termination Fee and Parent Expenses.

(b)     In addition to the obligations of the Company set forth in paragraph (a) of this Section 4.02, the Company shall, as promptly as possible and in any event within Two (2) Business Days after the receipt thereof, advise Parent orally and in writing of (i) any Takeover Proposal or any request for information or inquiry that the Company reasonably believes could lead to or contemplates a Takeover Proposal and (ii) the material terms and conditions of such Takeover Proposal, request or inquiry (including any subsequent material amendment or other material modification to such terms and conditions) and the identity of the person making any such Takeover Proposal, request or inquiry. Commencing upon the provision of any notice referred to above, the Company (or its outside counsel) shall keep Parent (or its outside counsel) reasonably informed on a reasonably current basis of the status and material details of any such Takeover Proposal, request or inquiry (including any material change to its material terms and conditions).

(c)     Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) complying with its disclosure obligations under U.S. federal or state law with regard to an Takeover Proposal, including, taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), making any “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d−9(f) promulgated under the Exchange Act (or any similar communications to the shareholders of the Company) or complying with Item 1012(a) of Regulation M-A under the Exchange Act or (ii) making any disclosure to its stockholders if, in the good faith judgment of the Company Board, failure so to disclose would be inconsistent with Applicable Law; provided, however, that in no event shall the Company or the Company Board or any committee thereof take, agree or resolve to take any action prohibited by Section 4.02.

Section 4.03.     Conduct by Parent. During the period from the date of this Agreement to the Effective Time, except as consented to in writing by the Company prior to such action or as specifically contemplated by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries (including, once formed, Sub) to, take any action that would reasonably be expected to result in (a) any representation and warranty of Parent or Sub set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (b) any such representation and warranty that is not so qualified becoming untrue in any material respect.

Article V

Additional Agreements

Section 5.01.     Preparation of Proxy Statement; Shareholders Meeting.

(a)     The Company shall prepare and file with the SEC, as promptly as reasonably practicable after the date hereof, a proxy statement in preliminary form relating to the Shareholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). Parent shall as promptly as reasonably practicable furnish to the Company any and all information relating to Parent required or reasonably requested by the Company to be included in the Proxy Statement, including any information required under the Exchange Act and the rules and regulations promulgated thereunder. The Company agrees that at the date of mailing to shareholders of the Company and at the time of the Shareholders Meeting, the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. In furtherance of the foregoing, the Company agrees to cause the Proxy Statement, at the date of mailing to shareholders of the Company, to include and disclose to its stockholders the Company’s best reasonable estimate of the range and expected amounts of Selling Expenses and Per Share Selling Expenses; and in the event that the actual amount of total Selling Expenses (or the updated best reasonable estimate thereof, as determined in good faith by the Company’s Chief Financial Officer) is greater than the amount of the best estimate indicated in the Proxy Statement by more than $100,000 (or approximately $0.005 per share), then not less than five (5) business days prior to the time of the Shareholders Meeting the Company will provide supplemental disclosure (by the filing of a Form 8-K or other appropriate means) to its shareholders of the updated amount of such expenses and the corresponding Cash Consideration amount. Prior to filing or mailing the Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response, and Parent shall as promptly as reasonably practicable review and comment on such document and response.

(b)     The Company shall promptly notify Parent of the receipt of any and all written comments and material oral comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for any material additional information and shall promptly provide to Parent copies of all written correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use reasonable best efforts to reasonably promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC.

(c)     The Company, acting through the Company Board, or such committee thereof, will take, in accordance with Applicable Law and its articles of incorporation and bylaws, all reasonable action necessary to convene a meeting of record holders of Company Common Stock (the “Shareholders Meeting”) as promptly as reasonably practicable after the date of mailing of the Proxy Statement to consider and vote upon the adoption of this Agreement. Notwithstanding anything herein to the contrary, the Company shall be permitted to delay or postpone convening the Shareholders Meeting, or adjourn the Shareholders Meeting beyond the time that the Shareholders Meeting would otherwise be held, if determined by the Company in good faith, after receipt of advice to such effect by outside counsel, that such delay, postponement or adjournment is required by Applicable Law, including by the fiduciary duties of the Company Board or, if as of the time for which the Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) in order to approve the Merger or to constitute a quorum necessary to conduct the business of the Shareholders Meeting. Subject to Section 4.02, the Company Board shall include its recommendation that the shareholders of the Company approve and adopt this Agreement in the Proxy Statement and shall solicit proxies in favor of such approval and adoption. The foregoing notwithstanding, the Company shall not be required to engage any third party proxy solicitor to assist in such solicitation.

Section 5.02.     Access to Information; Confidentiality. Subject to compliance with Applicable Law (including antitrust and competition Laws) and appropriate disclosure limitations to maintain attorney-client privilege, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent’s officers, employees, investment bankers, attorneys, accountants, consultants and other authorized representatives and advisors reasonable access upon reasonable advance notice and during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, records, Contracts, Permits, documents, information, directors, officers and employees, and during such period the Company shall, and shall cause each of its Subsidiaries to, furnish to Parent any information concerning its business as Parent may reasonably request (including the work papers of Gregory, Sharer & Stuart, P.A.). Following the date of this Agreement and prior to the Effective Time, Parent may (but shall not be required to), following reasonable notice to the Company, contact and interview any Company Personnel and review the personnel records and such other information concerning the Company Personnel as Parent may reasonably request, provided such review is permissible under Applicable Law. No investigation by Parent or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives and no other receipt of information by Parent or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision of this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under the Agreement. Notwithstanding the foregoing, any such investigation or consultation shall not be conducted in such a manner as to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where, in the reasonable good faith judgment of the Company, such access or disclosure is reasonably likely to jeopardize any work product or attorney−client privilege or contravene any Law or breach any Contract to which the Company or its Subsidiaries is a party or by which they are bound. Except as required by any Applicable Law or Judgment, Parent will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from the Company confidential in accordance with the Confidentiality Agreement. Any request for information or contact pursuant to this Section 5.02 shall be directed to (or in a manner approved by) an executive officer of the Company.

(a)     Subject to Applicable Law, the Company and Parent shall, and shall cause each of their respective Subsidiaries to, cooperate to ensure an orderly transition and integration process in connection with the Merger and the other transactions contemplated by this Agreement in order to minimize the disruption to, and preserve the value of, the business of the Surviving Corporation and its Subsidiaries.

Section 5.03.     Commercially Reasonable Efforts; Consultation and Notice. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including using its commercially reasonable efforts to accomplish the following: (i) the satisfaction of the conditions precedent set forth in Article VI, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Entities and other persons and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with, or notices to, Governmental Entities, if any), (iii) the taking of all reasonable steps to provide any supplemental information requested by a Governmental Entity, including participating in meetings with officials of such entity in the course of its review of this Agreement, the Merger or the other transactions contemplated by this Agreement, (iv) the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity or third party, and (v) the obtaining of all necessary consents, approvals or waivers from any third party. In connection with and without limiting the generality of the foregoing, each of the Company, Parent, and their respective Boards of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Merger and the other transactions contemplated by this Agreement, take all actions reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent be obligated to, and the Company and its Subsidiaries shall not without the prior written consent of Parent, agree or proffer to divest or hold separate, or enter into any licensing, business restriction or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of Parent, the Company or any of their respective Subsidiaries. The Company and Parent shall consult with each other in advance of, and reasonably consider each other’s views concerning, all material communications, whether written or oral, with a Governmental Entity regarding this Agreement, the Merger and the other transactions contemplated hereby; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Company or proposals from third parties with respect thereto, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege or confidentiality concerns. Subject to the relevant Governmental Entity’s permission, each of Parent and the Company shall provide the other person advance notice of, and permit the other person to attend and participate in, all meetings, conferences and material communications with a Governmental Entity regarding this Agreement, the Merger and the other transactions contemplated hereby. Parent shall timely pay all administrative filing fees associated with the filings, registrations, declarations, notices and other submissions required to be made in connection with the Merger, this Agreement and the other transactions contemplated hereby under any Applicable Law relating to merger control or designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or substantial lessening of competition.

(a)     In connection with the continuing operation of the business of the Company and its Subsidiaries between the date of this Agreement and the Effective Time, subject to Applicable Law, the Company shall consult in good faith on a reasonably regular basis with Parent to report material, individually or in the aggregate, operational developments, the general status of relationships with customers, suppliers and resellers, the general status of ongoing operations and other matters reasonably requested by Parent pursuant to procedures reasonably requested by Parent; provided, however, that no such consultation shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision in this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(i)     Except as prohibited by Applicable Law, the Company shall promptly notify Parent in writing of:

(A)     the occurrence of any matter or event that has resulted or, if left uncured, would reasonably be expected to result, in any condition to the transactions contemplated hereby and set forth in Section 6.02 not being satisfied;

(B)     any written notice or other communication from any person (other than a Governmental Entity) alleging that notice to or consent of such person is required in connection with the Merger or the other transactions contemplated by this Agreement;

(C)     any written notice or other communication from any distributor, Major Supplier or reseller to the effect that such distributor, Major Supplier or reseller is terminating or otherwise materially adversely modifying its relationship with the Company or any of its Subsidiaries as a result of the Merger or the other transactions contemplated by this Agreement;

(D)     any material written notice or other material communication from any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement, and a copy of any such notice or communication shall be furnished to Parent, together with the Company’s written notice;

(E)     any filing or notice made by the Company with any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement, and a copy of any such filing or notice shall be furnished to Parent together with the Company’s written notice; and

(F)     any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.01(m) or that relate to the consummation of the Merger or the other transactions contemplated by this Agreement;

provided, however, that no such notification shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision in this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(ii)     Parent shall give prompt notice to the Company of (A) any representation or warranty made by Parent or, to its knowledge, Sub contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.03(a) could not be satisfied or (B) the failure of Parent (or, after its joinder hereto) Sub to perform in any material respect any obligation to be performed by such party under this Agreement (including, in particular, any breach of Section 4.03) such that the condition set forth in Section 6.03(b) could not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(b)     Without limiting the generality of the foregoing, the Company shall notify Parent in the event that any litigation against the Company and/or its directors relating to the Merger or the other transactions contemplated by this Agreement is brought and shall reasonably keep Parent informed with respect to the status thereof and will obtain the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned) prior to settling or satisfying any such claim, it being understood and agreed that this Section 5.03(c) shall not give Parent the right to direct such defense.

(c)     The parties agree that the Company’s and Parent’s respective compliance or failure of compliance with this Section 5.03 shall not be taken into account for purposes of determining whether the conditions referred to in Section 6.02(b) or 6.03(b), respectively, shall have been satisfied.

(d)     Each of Parent and the Company shall use its commercially reasonable efforts, to the extent requested by the other party and subject to compliance with Applicable Law, to cooperate with and assist such party in (i) communicating or negotiating with the Parties in connection with the Merger and (ii) any litigation or threatened litigation involving the Parties in connection with the Merger.

Section 5.04.     Equity Awards. As soon as practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions (including obtaining any required consents) as may be required to effect the following:

(i)     fully vest all Company Stock Options that are outstanding immediately prior to the Effective Time and adjust the terms of all such Company Stock Options as necessary to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time (other than the PD Options) shall, in accordance with any applicable Company Stock Plan or any applicable award agreement thereunder, be canceled and the holder thereof shall be entitled to receive in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the product of (A) the number of shares of Company Common Stock that are subject to such Company Stock Option immediately prior to the Effective Time and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, which amount shall be payable to such holder at or as soon as practicable following the Effective Time. For the avoidance of doubt, all Company Stock Options with an exercise price equal to or greater than the Merger Consideration will be canceled at the Effective Time and the holders of such Company Stock Options will not have any right to receive any consideration in respect thereof;

(ii)     fully vest all Company Restricted Stock that is outstanding immediately prior to the Effective Time; and

(iii)     the Company shall ensure prior to the Effective Time that, following the Effective Time, there shall be no rights to acquire shares of Company Common Stock, Company Stock Options or any other interests in respect of any capital stock (including any phantom stock or stock appreciation rights) of the Company or the Surviving Corporation other than the PD Options.

(b)     All amounts payable pursuant to this Section 5.04 shall be subject to any required withholding of taxes and shall be paid without interest.

(c)     The Company shall take all reasonable steps as may be required to cause the transactions contemplated by this Section 5.04 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.05.     Employee Matters. For a period of one (1) year after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide (i) base salary or regular hourly wage and incentive compensation to the employees of the Company and its Subsidiaries who are employees of the Company or any of its Subsidiaries immediately prior to the Effective Time (the “Continuing Employees”) that is no less favorable than the base salary or regular hourly wage and incentive compensation in effect immediately prior to the Effective Time, (ii) employee benefit plans and arrangements and paid time off accrual (including bonus and cash incentive opportunities but excluding equity incentive opportunities) to Continuing Employees, and (iii) severance benefits that are no less favorable than would be paid or provided pursuant to the practice, program or arrangement in effect immediately prior to the Effective Time with respect to each Continuing Employee, as set forth in Sections 3.01(q)(i) and 3.01(q)(vi) of the Company Disclosure Schedules. Nothing in this Section 5.05 is intended to or shall create any right in any employee, consultant or contractor of the Company to continued employment by or service to Parent, the Company, or, in each case, any affiliate or Subsidiary thereof, or limit the ability of Parent, the Company, or, in each case, any affiliate or Subsidiary thereof, to terminate the employment or service of any employee, consultant or contractor of the Company for any reason. For the avoidance of doubt, notwithstanding the provisions of this Section 5.05, Parent shall or shall cause its appropriate Subsidiary to honor the Continuing Employee’s accrued paid time off as of the Closing.

(a)     To the extent that a Continuing Employee becomes eligible to participate in an employee benefit plan maintained by Parent or any of its Subsidiaries (other than the Company or its Subsidiaries), Parent shall cause such employee benefit plan to (i) recognize the service of such Continuing Employee with the Company or its Subsidiaries (or their predecessor entities) for purposes of eligibility, participation, vesting and, except under defined benefit pension plans, benefit accrual under such employee benefit plan of Parent or any of its Subsidiaries, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Benefit Plan in which such Continuing Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service (A) shall not operate to duplicate any benefits of a Continuing Employee with respect to the same period of service, and (B) shall not apply for purposes of any plan, program or arrangement under which similarly-situated employees of Parent and its Subsidiaries do not receive credit for prior service; and (ii) with respect to any health, dental, vision plan or other welfare plan of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) (any such plan, a “Parent Welfare Plan”) in which any Continuing Employee is eligible to participate for the plan year in which such Continuing Employee is first eligible to participate, use its commercially reasonable efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such Parent Welfare Plan or Subsidiary plan to be waived with respect to such Continuing Employee to the extent such limitation would have been waived or satisfied under the Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time, and (B) recognize any health, dental or vision expenses incurred by such Continuing Employee in the year that includes the Closing Date (or, if later, the year in which such Continuing Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Parent or any of its Subsidiaries.

(b)     (b)     The Company shall terminate the Jagged Peak, Inc. Employee Stock Ownership Plan (the “ESOP”). The Company will terminate the ESOP by board resolution effective no later than the day before the Closing Date. Prior to the Closing Date, the Company shall provide Parent with evidence reasonably satisfactory to Parent that the ESOP (i) has been terminated pursuant to resolutions of the Company’s board of directors (or other governing body), as applicable, effective not later than the day immediately preceding the Closing Date and (ii) has adopted and executed an amendment sufficient to ensure compliance with all applicable requirements of the Code and ERISA and any other Applicable Law. The form and substance of such resolutions and amendment shall be subject to the prior review and approval of Parent, not to be unreasonably withheld.

(c)     This Section 5.05 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.05, express or implied, is intended to confer upon any other person (including for the avoidance of doubt any current or former directors, officers, employees, contractors or consultants of any of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries) any rights or remedies of any nature whatsoever under or by reason of this Section 5.05 or is intended to be, shall constitute or be construed as an amendment to or modification of any employee benefit plan, program, policy, agreement or arrangement of Parent, the Company, the Surviving Corporation or any respective Subsidiary thereof.

Section 5.06.     Indemnification, Exculpation and Insurance. From and after the Effective Time, Parent shall cause, and the Surviving Corporation and its respective Subsidiaries shall, indemnify, defend and hold harmless, to the fullest extent authorized or permitted under the NRS and other Applicable Law, any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries, or any director or officer of the Company or its Subsidiaries who is or was serving at the request of Company or any of its Subsidiaries as a director, officer, manager, employee, fiduciary, agent, or trustee (or equivalent position) of another Person, against all losses, claims, damages, costs, reasonable expenses (including attorneys’ fees and disbursements), fines, liabilities, judgments, and amounts that are paid in settlement in any threatened (in writing) or actual claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each, a “Claim”), by reason of the fact that he or she is or was a director or officer of Company or any of its Subsidiaries, or served at the request of the Company or any of its Subsidiaries as a director, officer, manager, employee, fiduciary, agent, or trustee of another Person, prior to the Effective Time, including matters relating to this Agreement and the transactions contemplated by this Agreement (collectively “Indemnity Proceedings”), in each case, whether asserted or claimed prior to, at, or after the Effective Time. To the extent permitted under the NRS and other Applicable Law, Parent shall cause Surviving Corporation to, and Surviving Corporation shall, promptly advance all out−of−pocket reasonable expenses of each indemnified party in connection with any Indemnity Proceeding as such expenses (including attorneys’ fees and disbursements) are incurred upon receipt from such indemnified party of a request therefor (accompanied by invoices and other relevant documentation). No indemnified party shall incur any obligation or enter into any settlement for which they may seek indemnification without first obtaining the written consent of the Surviving Corporation, such written consent not to be unreasonably withheld. In the event any Indemnity Proceeding is brought against any indemnified party (and in which indemnification could be sought by such indemnified party hereunder), the Surviving Corporation and its respective Subsidiaries shall cooperate and use commercially reasonable efforts to defend the indemnified party and respond thereto. Parent agrees that all rights to indemnification, advancement of expenses, and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective articles of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company as in effect on the date of this Agreement and set forth in Section 5.06 of the Company Disclosure Schedule (the “Scheduled Indemnity Agreements”), shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to comply with and honor the foregoing obligations. For the avoidance of doubt, Parent will not be obligated to cause and the Surviving Corporation need not comply with and honor any indemnification obligation not provided for in this Agreement and the Scheduled Indemnity Agreements or not allowed under the NRS and other Applicable Law.

(a)     Without limiting the foregoing, the Surviving Corporation and its Subsidiaries (and their successors) shall maintain for a period of not less than six (6) years from and after the Effective Time any provisions in the Articles of Incorporation, bylaws and other organizational documents of the Company and its Subsidiaries as in effect as of the date of this Agreement concerning the indemnification and exculpation (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ current or former directors or officers (or shall maintain provisions that are no less favorable to those persons than the provisions of the Articles of Incorporation, bylaws and other organizational documents of the Company and its Subsidiaries in effect as of the date of this Agreement), and such provisions shall not be amended, repealed or otherwise modified in any manner adverse to such indemnified parties, except as required by Applicable Law or except to make such provisions more favorable to those persons.

(b)     If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of the consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume all of the obligations set forth in this Section 5.06.

(c)     Prior to the Effective Time, the Company (at Parent’s expense) shall purchase a six (6) year “tail” directors’ and officers’ liability insurance policy effective for claims asserted for a six (6) year period after the Effective Time covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms that are no less favorable than those of such policy of the Company in effect on the date of this Agreement and with carriers having a rating comparable to the Company’s current carrier, which insurance shall, prior to the Closing, be in effect and prepaid for such entire six-year (6) period; provided that the Company shall not pay aggregate premiums (with respect to the entire six-year (6) period) for such policy in excess of two hundred fifty percent (250%) of the current annual premium paid by the Company for its existing coverage (the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an aggregate premium in excess of the Maximum Premium, the Company will acquire the most advantageous policy obtainable for an aggregate premium equal to the Maximum Premium.

(d)     The rights of the Company and its Subsidiaries, and each indemnified party hereunder, shall be in addition to, and not in limitation of, any other rights such party may have under the Articles of Incorporation, bylaws, or any other organizational documents of the Company or any of its Subsidiaries, any Scheduled Indemnity Agreement, the NRS, or any Law. The provisions of this Section 5.06 (i) shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any indemnified party without the consent of such indemnified party, and (ii) are expressly intended to be for the benefit of, and shall be enforceable by, each of the indemnified parties, his or her heirs and his or her personal representatives.

Section 5.07.     Fees and Expenses. Except as expressly set forth in this Section 5.07 and Section 5.03(a), all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(a)     In the event that (i) a Takeover Proposal has been made (whether or not conditional and whether or not withdrawn) to the Company or its stockholders or any person has announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal or a Takeover Proposal (whether or not conditional and whether or not withdrawn) otherwise becomes known to the Company or the stockholders of the Company and thereafter (A) this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) and (B) prior to the date that is nine (9) months after such termination, (1) the Company or any of its Subsidiaries enters into any Acquisition Agreement with respect to any Takeover Proposal or (2) any Takeover Proposal is consummated (solely for purposes of this Section 5.07(a)(i)(B), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 4.02(a) except that all references to twenty percent (20%) shall be deemed references to fifty percent (50%)), (ii) this Agreement is terminated by Parent pursuant to Section 7.01(c) or (iii) this Agreement is terminated by the Company pursuant to Section 7.01(f), then, in each such case, the Company shall pay Parent a fee equal to six hundred sixty seven thousand dollars (US$667,000) (the “Termination Fee”) by wire transfer of same-day funds (x) in the case of a termination by Parent pursuant to Section 7.01(c), within two (2) business days after such termination, (y) in the case of a termination by the Company pursuant to Section 7.01(f), no later than the time of such termination and (z) in the case of a payment as a result of any event referred to in Section 5.07(a)(i)(B), no later than the first to occur of the events referred to in clauses (A) and (B) above, in each case to an account designated by Parent.

(b)     In the event that this Agreement is terminated by Parent pursuant to Section 7.01(c) or 7.01(d) or by the Company pursuant to Section 7.01(f), then, in each case, the Company shall pay Parent or its designees by wire transfer of same day funds, as promptly as possible (but in any event within two business days) following the delivery by Parent of an invoice therefor, all reasonably documented out-of-pocket fees and expenses incurred by Parent and its affiliates in connection with the transactions contemplated by this Agreement (the “Parent Expenses”); provided that the Company shall not be required to pay more than an aggregate of seven hundred thousand dollars (US$700,000) in fees and expenses pursuant to this Section 5.07(b).

(c)     The Company acknowledges that the agreements contained in this Section 5.07 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 5.07 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 5.07, the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 5.07 at the prime lending rate as published in the Wall Street Journal in effect on the date such payment was required to be made.

Section 5.08.     Public Announcements. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Each of the Company and Parent shall consult with the other party before making, and give such party a reasonable opportunity to review and comment upon, any additional press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement without such party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

Section 5.09.     Resignation of Directors. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all the directors of the Company and any Subsidiary of the Company, effective at the Effective Time.

Section 5.10.     Sub Formation, Joinder and Compliance. Parent shall cause Sub to be formed, in the manner contemplated by the Rollover Agreement, and thereafter shall cause Sub to join this Agreement and to comply with all of Sub’s obligations under this Agreement. Immediately following the formation and capitalization of Sub in accordance with the Rollover Agreement, Parent, as the controlling stockholder of Sub, will approve the adoption of this Agreement by Sub.

Section 5.11.     Section 16 Compliance. The Company Board shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt from Section 16 of the Exchange Act the disposition of shares of Company Common Stock and “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act) with respect to shares of Company Common Stock by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act.

Article VI

Conditions Precedent

Section 6.01.     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)     Stockholder Approval. The Company Requisite Vote shall have been obtained.

(b)     Antitrust; Regulatory Approval. Any approval or waiting period applicable to the Merger under any relevant competition, merger control, antitrust or similar Law shall have been obtained or terminated or shall have expired.

(c)     No Injunctions or Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or other legal restraint or prohibition issued or enacted by a Governmental Entity (collectively, “Legal Restraints”) that has the effect of preventing the consummation of the Merger shall be in effect. No Applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger or any of the other material transactions contemplated by this Agreement.

Section 6.02.     Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)     Representations and Warranties.

(i)     The representations and warranties of the Company set forth in Section 3.01 that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects (as so qualified), and the representations and warranties of the Company set forth in Section 3.01 that are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date; provided, that the representations and warranties in Section 3.01(e)(i) relating to the authorized, issued and outstanding capital stock of the Company shall be true and correct in all respects as of the date of the Agreement and as of the Closing Date.

(ii)     Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

(b)     Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c)     Secretary’s Certificate. The Secretary of the Company shall have delivered to Parent a certificate certifying (i) the resolutions of the Board of Directors of the Company approving the Merger, this Agreement and the transactions contemplated under this Agreement, (ii) a report from the inspector of elections in regard to the vote taken to adopt this Agreement and approve the Merger at the Shareholders Meeting, and (iii) a report from the Company’s transfer agent as to the number of outstanding shares of Company Common Stock.

(d)     CFO Certificate; Selling Expenses. The Chief Financial Officer of the Company shall have delivered to Parent a certificate certifying the Company’s best reasonable estimate of the total Selling Expenses (with a reasonable itemization of such expenses by payee) and of the Per Share Selling Expenses.

(e)     Other Agreements Remain in Effect. The Rollover Agreement, the Key Stockholder Agreement, the two Major Stockholder Indemnification Agreements, the Employment Agreement with Paul Demirdjian and the Restrictive Covenants Agreements (with each of Paul Demirdjian, Daniel R. Furlong and Vincent J. Fabrizzi), shall have each been delivered to Parent and shall each remain in full force and effect.

(f)     Material Third Party Consents. All material third party consents set forth in Section 3.01(d) of the Company Disclosure Schedules have been obtained.

(g)     No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

Section 6.03.     Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Parent and Sub contained herein that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties of Parent and Sub contained herein that are not so qualified shall be true and correct in all material respects, in the case of Parent as of the date of this Agreement, and in the case of both Parent and Sub, as of the Closing Date, with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. The Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

(b)     Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

Section 6.04.     Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03, or by such party’s breach of any other provision of this Agreement.

Article VII

Termination, Amendment and Waiver

Section 7.01.     Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained, upon written notice (other than in the case of Section 7.01(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 7.01 pursuant to which such termination is effected:

(a)     by mutual written consent of Parent and the Company;

(b)     by either Parent or the Company, if:

(i)     the Merger shall not have been consummated by January 8, 2016 (the “Termination Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or been the primary factor that resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; and provided further, however, that in the event that the Shareholder Meeting is delayed, for any reason, such date shall be extended by sixty (60) days.

(ii)     any Legal Restraint having the effect set forth in Section 6.01(c) shall be in effect and shall have become final and non-appealable;

(c)     prior to receipt of the Stockholder Approval, by Parent, in the event the Company has delivered an Adverse Change Notice or an Adverse Recommendation Change has occurred;

(d)     by Parent, if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (ii) is incapable of being cured or is not cured by the Company by the date that is thirty (30) business days after such breach or failure or, if capable of being cured by the Company by such date, the Company does not commence to cure such breach or failure within ten (10) business days after its receipt of written notice thereof from Parent and diligently pursue such cure thereafter; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) at any time when Parent is in breach in any material respect of this Agreement and such breach would cause, or result in, the failure of any of the conditions set forth in Section 6.03(a) or 6.03(b) to be satisfied.

(e)     by the Company, if Parent shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (ii) is incapable of being cured or is not cured by Parent by the date that is thirty (30) business days after such breach or failure or, if capable of being cured by Parent by such date, Parent does not commence to cure such breach or failure within ten (10) business days after its receipt of written notice thereof from the Company and diligently pursue such cure thereafter; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) at any time when the Company is in breach in any material respect of this Agreement and such breach would cause, or result in, the failure of any of the conditions set forth in Section 6.02(a) or 6.02(b) to be satisfied.

(f)     prior to the Shareholder Meeting, by the Company in accordance with Section 4.02(b) if (i) the Company Board of Directors authorizes the Company to enter into a definitive agreement with respect to such Superior Proposal and (ii) the Company pays to Parent the Termination Fee and Parent Expenses, in each case, substantially concurrent with the termination of this Agreement.

Section 7.02.     Effect of Termination. In the event of termination of this Agreement and the abandonment of the Merger by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company; provided; however, (a) no such termination shall relieve the Company of any liability to pay the Termination Fee and Parent Expenses pursuant to Section 5.07, (b) the Agreements of the parties contained in Section 5.02, Section 5.07, this Section 7.02 and Article VIII shall survive the termination of this Agreement, and (c) no such termination shall relieve the parties of liability or damages for any intentional and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement (which intentional and material breach and liability therefor shall not be affected by termination of this Agreement), provided however, that Parent shall not be entitled to both the payment of the Termination Fee and Parent Expenses as well as damages from the intentional and material breach by the Company of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 7.03.     Amendment. This Agreement may be amended by the parties hereto at any time, whether before or after the Stockholder Approval has been obtained; provided, however, that after the Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.04.     Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Stockholder Approval has been obtained, there shall be made no waiver that by Law requires further approval by stockholders of the Company without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party which specifically sets forth the terms of such extension or waiver. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Article VIII

General Provisions

Section 8.01.     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. None of the covenants and agreements of the parties set forth in this Agreement shall survive the Effective Time other than (a) the covenants and agreements in Article II, Section 5.05, Section 5.06 and Article VIII and (b) those covenants and agreements of the parties which by their terms contemplate performance after the Effective Time, which shall survive until performed in full. For the elimination of doubt, the nonsurvival of representations and warranties under this Agreement will have no relevance in regard to the indemnification obligations of Paul Demirdjian pursuant to the Key Stockholder Agreement and of Daniel R. Furlong and Vincent J. Fabrizzi pursuant to their respective Major Stockholder Indemnification Agreements.

Section 8.02.     Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile, or if mailed, three (3) days after mailing (one (1) business day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 8.02):

if to Parent (or once formed, to Sub), to: SP Jagged Peak LLC c/o Incorporating Services, Ltd.

3500 South DuPont Highway

Dover, Delaware 19901

Attention: Manager, SP Jagged Peak LLC

with copies (which shall not constitute notice) to:

Singapore Post Limited

10 Eunos Road 8 Singapore Post Centre

Singapore 408600

Attention: Group Company Secretary

if to the Company, to:

Jagged Peak, Inc.

3000 Bayport Drive, Suite 250

Tampa, Florida 33607

Attention: Paul Demirdjian

with a copy to:

Shumaker, Loop & Kendrick, LLP

101 E. Kennedy Blvd., Ste. 2800

Tampa FL 33602

Attn: Gregory C. Yadley, Esq.

Section 8.03.     Exhibits; Interpretation. The headings contained in this Agreement or in any Exhibit hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. Except as otherwise provided, any information “made available” to Parent by the Company or its Subsidiaries shall include only that information which, as of 11:59 p.m., San Francisco time, on the date immediately prior to the date of this Agreement, was contained in that certain virtual data room maintained by the Company through October 8, 2015 to which Parent’s representatives have been granted access. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

Section 8.04.     Counterparts; Joinder. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties. Parent and Company agree that, upon the formation of Sub as contemplated by the Rollover Agreement, Sub will be permitted to countersign a copy of this Agreement, and that such countersignature by Sub of this Agreement prior to the Closing will cause the joinder of Sub, and Sub will thereby become a Party hereto.

Section 8.05.     Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) together with any Exhibit hereto and the Company Disclosure Schedule, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement, except for the Confidentiality Agreement, and (b) except for the provisions of Section 5.06, is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third party beneficiaries or otherwise.

Section 8.06.     Governing Law. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or the actions of Parent, Sub, or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York (except that the provisions of the Laws of the State of Nevada shall apply with respect to (i) the fiduciary duties of the Company Board and (ii) any provisions set forth herein that are required to be governed by such Laws or where such Laws are otherwise mandatorily applicable to the transactions contemplated hereby).

Section 8.07.     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Parent may assign, in its sole discretion, any of or all of its rights, interests and obligations under this Agreement to any affiliate of Parent, but no such assignment shall relieve the assigning party of any of its obligations under this Agreement if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

Section 8.08.     Dispute Resolution.

(a)     Arbitration. Each of Parent, Sub, and the Company hereby irrevocably submits to binding arbitration as provided in this Section 8.08. In the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement (an “Arbitrable Dispute”), the arbitration provision of this Section 8.08 shall be followed and the decision of the arbitrator (the “Arbitrator”) regarding such Arbitrable Dispute shall be binding and conclusive upon the Parties to this Agreement. Notwithstanding the preceding sentence, nothing in this Section 8.08 shall prevent a Party to this Agreement from seeking preliminary injunctive relief from a court of competent jurisdiction pending settlement of any Arbitrable Dispute.

(i)     Except as herein specifically stated, any Arbitrable Dispute shall be resolved by confidential arbitration in New York in accordance with JAMS’ Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”) then in effect. However, in all events, the provisions contained herein shall govern over any conflicting rules which may now or hereafter be contained in the JAMS Rules. A judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The Arbitrator shall have the authority to grant any equitable and legal remedies that would be available if any judicial proceeding were instituted to resolve an Arbitrable Dispute. The final decision of the Arbitrator will be furnished by the Arbitrator to the Parties in writing and will constitute a final, conclusive and non-appealable determination of the issue(s) in question, binding upon the Parties, and an order with respect thereto may be entered in any court of competent jurisdiction.

(ii)     The Arbitrator shall be mutually agreed upon by Parent and the Company. In the event the Parent, other Indemnified Person(s) and the Company are unable to agree within twenty (20) days following submission of the dispute to JAMS by one of the Parties, JAMS will have the authority to select an arbitrator.

(iii)     The Arbitrator shall be instructed to hold confidential hearings (comprising not more than three (3) days, with not more than eight (8) hours per day, all held within a single calendar week) regarding the disputed matter within sixty (60) days of the Arbitrator’s designation and to render an award (with a written opinion including findings of fact and conclusions of law) no later than ten (10) days after the conclusion of such hearing, in each case unless otherwise mutually agreed in writing by Parent and the Company. All arbitration proceedings, presentations and documents will be in English.

(iv)     Except as otherwise ordered by the Arbitrator, no discovery other than an exchange of relevant documents and up to ten (10) hours of deposition discovery by each party may occur in any arbitration commenced under the provisions of this Section 8.08. Parent and the Company agree to act in good faith to promptly exchange relevant documents and make themselves and their representatives available for depositions.

(v)     Parent and the Company will each pay fifty percent (50%) of the initial compensation to be paid to the Arbitrator in any such arbitration and fifty percent (50%) of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that: (A) the prevailing Party in any arbitration will be entitled to an award of attorneys’ fees and costs; and (B) all costs of arbitration, other than those provided for above, will be paid by the losing Party, and the Arbitrator will be authorized to determine the identity of the prevailing Party and the losing Party.

(vi)     The Arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or any other provisions contained in this Section 8.08 or this Agreement.

(b)     Payment of Arbitration Award. Upon resolution of any arbitration described in this Section 8.08, the Party that is required to make a payment shall, within three (3) business days following the entry of the Arbitrator’s decision by a court of competent jurisdiction, or within such shorter period as may be set forth in the Arbitrator’s decision (the “Final Arbitrator Award”) make payment to the other Party or Parties. If the Parties that are required to make payment is the Company, then the Company shall transmit to Parent an amount equal to the Final Arbitrator Award by wire transfer of immediately available funds in accordance with instructions provided by Parent. If the Party that is required to make payment is Parent, Parent shall transmit an amount equally to the Final Arbitrator Award to the Company, by wire transfer of immediately available funds in accordance with instructions provided by Parent.

Section 8.09.     Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.10.     Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any Party to be valid and binding on the Parties hereto, such consent or approval must be in writing and executed and delivered to the other Parties by a person duly authorized by such Party to do so.

Section 8.11.     Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

IN WITNESS WHEREOF, Parent and the Company (and, upon its formation and joinder, Sub) have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SP jagged peak LLC By: _______________________________ Name: Title:
Joinder by Sub, prior to Closing:	SUB By: _______________________________ Name: Title: Date of Joinder: ______________________

IN WITNESS WHEREOF, Parent and the Company (and, upon its formation and joinder, Sub) have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

Joinder by Sub, prior to Closing:	SUB By: _______________________________ Name: Title: Date of Joinder: ______________________

IN WITNESS WHEREOF, Parent and the Company (and, upon its formation and joinder, Sub) have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

JAGGED PEAK, INC. By: _______________________________ Name: Paul Demirdjian Title: Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

JAGGED PEAK, INC1.

ARTICLE I
NAME

The name of the corporation is Jagged Peak, Inc. (the “Corporation”).

ARTICLE II
REGISTERED OFFICE

The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada.  The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III
AUTHORIZED CAPITAL STOCK

The total authorized capital stock of the Corporation shall consist of _____________________ (_______________) shares of common stock, $0.001 par value.

ARTICLE IV
DIRECTORS

The members of the governing board of the Corporation are styled as directors.  The board of directors of the Corporation (the “Board”) shall be elected in such manner as shall be provided in the bylaws of the Corporation (as amended from time to time, the “Bylaws”).  The current Board consists of three (3) directors. The number of authorized directors may be changed from time to time in such manner as shall be provided in the Bylaws.

ARTICLE V
INDEMNIFICATION; EXCULPATION

Section 1.             Indemnification.

(a) To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which Nevada law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 78.7502 of the Nevada Revised Statutes (as amended, the “NRS”).

1 Subject to review by Nevada counsel.

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(b) In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in the Bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such director or officer in his or her capacity as a director or officer of the Corporation, must be paid, by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

Section 2.              Limitation on Liability.  The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes.  If the NRS are amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS.

Section 3.              Repeal and Conflicts.  Any repeal or modification of Section 1 or Section 2 of this Article V approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification.  In the event of any conflict between Section 1 or Section 2 of this Article V and any other Article of the Corporation’s Articles of Incorporation, the terms and provisions of Section 1 and/or Section 2 of this Article V shall control.

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CERTIFICATION OF NON-UNITED STATES REAL PROPERTY
HOLDING CORPORATION STATUS PURSUANT TO TREASURY
REGULATION SECTION 1.897-2(H)

Pursuant to the Agreement and Plan of Merger, dated as of October 9, 2015 (the “Merger Agreement”), by and among SP Jagged Peak LLC, a Delaware limited liability Company (“Parent”), and Jagged Peak, Inc., a Nevada corporation (the “Company”), Parent shall acquire the common stock of the Company.

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a United States real property interest must withhold tax if the transferor is not a United States person. In order to confirm that Parent, as transferee, is not required to withhold tax upon the closing of the transactions contemplated in the Merger Agreement, the undersigned, in his capacity as chief executive officer, herby certifies on behalf of the Company as follows:

1.     The common stock of the Company does not constitute a “United States real property interest” (as defined in Section 897(c)(1)(A)(ii) of the Code);

2.     The determination in paragraph 1, above, is based on a determination by the Company that it is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A) of the Code;

3.     The Company’s U.S. employer identification number is 91-2007478;

4.     The Company’s address is:

3000 Bayport Drive, Suite 250
Tampa, Florida 33607

This certification is made in accordance with the requirements of Treasury Regulation Sections 1.897-2(h)(2) and 1.1445-2(c)(3). I understand that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statements contained herein could be punished by fine, imprisonment or both.

[Signature Page Follows]

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Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Company.

JAGGED PEAK, INC. By: _______________________________ Name: Paul Demirdjian Title: Chief Executive Officer

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ANNEX I

DEFINITIONS

“Acquisition Agreement” has the meaning set forth in Section 4.02(a).

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 4.02.

“Adverse Change Notice” has the meaning set forth in 4.02(a).

“Adverse Recommendation Change” has the meaning set forth in Section 4.02(a).

“Agreement” has the meaning set forth in Preamble.

“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Antitrust Filings” means any filing related to applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or orders.

“Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Appraisal Shares” has the meaning set forth in Section 2.02.

“Arbitrable Dispute” has the meaning set forth in Section 8.08(a).

“Arbitrator” has the meaning set forth in Section 8.08(a).

“Articles of Merger” has the meaning set forth in Section 1.03.

“Baseline Financials” means the most recent audited financial statements (including the notes thereto) included in the Filed SEC Documents.

“Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, individual consulting, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance or termination benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), collective bargaining agreement, performance, retirement, thrift, savings, cafeteria, paid time off, material perquisite or fringe benefit, vacation, unemployment, severance, change in control, retention, disability, death benefit, hospitalization, medical or other welfare benefit or other similar plan, program, policy, arrangement or understanding (whether oral or written, formal or informal, funded or unfunded and whether or not legally binding or subject to the Laws of the United States) which is sponsored, maintained, administered or contributed to by (or required to be sponsored, maintained or contributed to by) the Company or any Subsidiary or ERISA Affiliate and covers any current or former employee, consultant or director of the Company or any of its Subsidiaries (or any dependent or beneficiary thereof), or under which the Company or any Subsidiary or ERISA Affiliate thereof has any material obligation or liability.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Cash Consideration” has the meaning set forth in Section 2.01(c).

“Certificate” has the meaning set forth in Section 2.01(c).

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 26, 2014 and the footnotes thereto.

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in Preamble.

“Company Balance Sheet Date” means December 26, 2014.

“Company Board” means the Board of Directors of the Company. For purposes of this Agreement, unless otherwise specifically provided for herein, any determination or action by the Company Board shall be a determination or action approved by the greater of (i) a majority of the entire number of directors or (ii) the number of directors required to approve such action at a meeting duly called and held at which all members of the Company Board were present and voting.

“Company Bylaws” has the meaning set forth in Section 3.01(a)(i).

“Company Common Stock” has the meaning set forth in Section 2.01.

“Company Compensatory Awards” means the unvested portion of each Company Stock Option and all unvested shares of Company Restricted Stock.

“Company Disclosure Schedule” has the meaning set forth in Section 3.01.

“Company IP” means any and all Intellectual Property that has been used, is used or is held for use in the business of the Company or any of its Subsidiaries, including any and all derivative works developed from such Intellectual Property.

“Company Personnel” means any current or former director, officer, employee, contractor or consultant of the Company or any of its Subsidiaries.

“Company Preferred Stock” has the meaning set forth in Section 3.01(e)(i).

“Company Products” means each product (including any hardware, Software and firmware product) or service developed, manufactured, sold, licensed, leased or delivered by the Company or any of its Subsidiaries.

“Company Registered IP” means all of the Registered IP owned by, under obligation of assignment to, or filed in the name of, the Company or any of its Subsidiaries.

“Company Return” means any Tax Return of, with respect to or that includes the Company or any of its Subsidiaries.

“Company Restricted Stock” means share(s) of restricted Company Common Stock (regardless of whether such restrictions are time-based or performance-based) outstanding under any Company Stock Plan or otherwise that is, at the time of determination, subject to forfeiture or repurchase by the Company.

“Company SEC Documents” has the meaning set forth in Section 3.01(h)(i).

“Company Securities” has the meaning set forth in Section 3.01(e)(iii).

“Company Stock Option” means each compensatory option to purchase Company Common Stock outstanding under any Company Stock Plan or otherwise.

“Company Stock Plan” means the Company’s 2005 Stock Incentive Plan, as amended.

“Company Terminated 401(k) Plan” has the meaning set forth in Section 5.05(b).

“Company Warrant” means each warrant (or stock option) to purchase shares of Company Common Stock that was issued outside of the Company’s equity compensation plans.

“Confidentiality Agreement” means the mutual agreement regarding Confidential Information, dated as of July 1, 2013, between Singapore Post Ltd and the Company.

“Continuing Employees” has the meaning set forth in Section 5.05.

“Contract” means any legally binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 or 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA or Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations relating to defined benefit pension plan liability or healthcare continuation coverage, other than such liabilities that arise solely out of, or relate solely to, the Benefit Plans.

“Data Activities” has the meaning set forth in Section 3.01(u)(xvii).

“EBITDA” has the meaning set forth in Section 4.02.

“Effective Time” has the meaning set forth in Section 1.03.

“Environmental Law” means any Applicable Law or any agreement with any Governmental Entity or other Person, relating to human health and safety, the environment or any Hazardous Substance.

“Environmental Permits” means, with respect to any Person, all Governmental Authorizations relating to or required by Environmental Law and affecting, or relating in any way to, the business of such Person or any of its Subsidiaries.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“Equity Equivalents” means all securities, options, warrants, calls, rights or Contracts of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to the Company or any of its Subsidiaries, any entity that is treated as a single employer with the Company or such Subsidiary or under common control with the Company or such Subsidiary within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 2.03(a).

“Executive Officer” shall have the meaning set forth in Rule 3b-7 of the Exchange Act.

“Fair Labor Standards Act” has the meaning set forth in Section 3.01(r)(vi).

“Final Arbitrator Award” has the meaning set forth in Section 8.08(b).

“Filed SEC Document” means any SEC Document filed or furnished and publicly available prior to the date of this Agreement.

“GAAP” means generally accepted accounting principles in the United States, as in effect on the date hereof.

“Governmental Authorities” means any government, governmental agency, department, bureau, office, commission, authority, or instrumentality, or court of competent jurisdiction, in each case whether foreign, federal, state, or local.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits, certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Entity.

“Government Contract” means any Contract between, on the one hand, the Company or any of its Subsidiaries and, on the other hand: (i) the United States government or any other Governmental Entity, (ii) any prime contractor to the United States government or any other Governmental Entity; provided, however, that the United States government or such other Governmental Entity is the end user of the Company Products covered by such Contract or (iii) any subcontractor with respect to any Contract described in clauses (i) or (ii).

“Governmental Entity” means (i) any government or any state, department, local authority or other political subdivision thereof, or (ii) any governmental or quasi-governmental body, agency, authority (including any central bank, Taxing Authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“Indebtedness” means, collectively, any (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (iii) amounts owing as deferred purchase price for the purchase of any property, (iv) obligations under capital leases, or (v) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) through (iv) above of any other Person.

“Insurance Polices” has the meaning set forth in Section 3.01(s)

“Intellectual Property” means any or all of the following: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know-how, computer Software (in both source code and object code form), business methods, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all web addresses, sites and domain names and numbers, social network application names and application IDs, usernames, user IDs and identification numbers; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Internal Revenue Service” means the United States Internal Revenue Service.

“International Plan” means any compensation or benefit plan that is entered into, maintained, administered or contributed to by the Company or any of its Subsidiaries under the law or applicable custom or rule of the relevant jurisdiction outside the United States.

“IT Assets” means all hardware, Software, networks and connecting media and related infrastructure used by the Company or any of its Subsidiaries in support of their respective business operations.

“JAMS Rules” has the meaning set forth in Section 8.08(a)(i).

“Judgment” means any award, decision, injunction (whether preliminary or final), writ, judgment, decree, ruling, verdict or similar order entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority.

“Knowledge,” as it relates to the Company, means, with respect to any matter in question, the knowledge which any officer or employee of the Company identified in Section 8.03(j) of the Company Disclosure Schedule would have or should have had after conducting reasonable enquires.

“Leased Real Property” has the meaning set forth in Section 3.01(v)(ii).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, claim, infringement, right of first refusal, preemptive right, community property right or other adverse claim of any kind in respect of such property or asset.

“Major Customers” has the meaning set forth in Section 3.01(o)(i)(A).

“Major Supplier(s)” has the meaning set forth in Section 3.01(o)(i)(C).

“Material Adverse Effect” means any state of facts, change, development, event, effect, condition, occurrence, action or omission (an “Event”) that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that, in the case of this clause (i), any state of facts, change, development, event, effect, condition, occurrence, action or omission resulting from the following (either alone or in combination) shall not be taken into account in determining whether a Material Adverse Effect has occurred or may occur: (A) any change, in and of itself, in the market price or trading volume of the Company Common Stock or any failure, in and of itself, to meet internal projections or forecasts or published revenue or earnings predictions (it being understood that the facts or causes underlying or contributing to such change or failure shall be considered in determining whether a Material Adverse Effect has occurred or may occur, if not otherwise excluded pursuant to this definition); (B) changes in general economic or political conditions, or in the financial, credit or securities markets in general (except to the extent, and only to the extent, disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries conduct business); (C) any adoption, implementation, enforcement, promulgation, repeal, amendment, interpretation, reinterpretation or other change, or proposed adoption, implementation, enforcement, promulgation, repeal, amendment, interpretation, reinterpretation or change in Applicable Law or GAAP or in any interpretation thereof (except to the extent, and only to the extent, disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries conduct business); (D) changes in the conditions generally of the industries in which the Company and its Subsidiaries conduct their respective businesses (except to the extent, and only to the extent, disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries conduct business); (E) acts of civil unrest or war (whether or not declared), armed hostilities or terrorism, or any escalation or worsening of any acts of civil unrest or war (whether or not declared), armed hostilities or terrorism underway as of the date of this Agreement (except to the extent, and only to the extent, disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries conduct business); (F) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions or other natural disasters (except to the extent, and only to the extent, disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries conduct business) (G) the announcement of this Agreement or the transactions contemplated hereby, including public announcement of the identity of (or any facts or circumstances relating to) Parent or its Affiliates, or any communication Parent or its Affiliates regarding their plans or intentions with respect to the post−Closing conduct of the business or assets of the Company or its Subsidiaries, including any actions of competitors, customers, employees, suppliers, distributors, licensors, licensees, partners or third parties in a similar relationship with the Company or any of its Subsidiaries resulting from such announcement, or (H) action or omission explicitly required under this Agreement or any action taken or omitted to be taken at the specific request of the Parent or any action or omission to which Parent has expressly consented in writing or any omission caused by the failure of Parent to provide a consent under Section 4.01 within a reasonable time following receipt of a reasonably detailed written request for such consent (other than any such consent with respect to which Parent has reasonably withheld such consent pursuant to and consistent with Section 4.01)

“Maximum Premium” has the meaning set forth in Section 5.06(c).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.01(c).

“Necessary IP” has the meaning set forth in Section 3.01(u)(ii).

“NRS” has the meaning set forth in Section 1.01.

“Order” means, with respect to any Person, any order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity or arbitrator that is binding upon or applicable to such Person or its property.

“Owned Real Property” has the meaning set forth in Section 3.01(v)(ii).

“Parent” has the meaning set forth in the Preamble.

“Parent Expenses” has the meaning set forth in Section 5.07(b).

“Parent Welfare Plan” has the meaning set forth in Section 5.05(a).

“Paying Agent” has the meaning set forth in Section 2.03(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Per Share Selling Expenses” means the quotient (rounded to the nearest cent) determined by dividing (i) the total Selling Expenses, as provided in the Company’s best reasonable estimate of Selling Expenses that is certified by the Chief Financial Officer of the Company and delivered to Parent as contemplated by Section 6.02(d), by (ii) the total number of outstanding shares of Company Common Stock plus the total number of shares of Common Stock that are subject to the Company Stock Options and Company Warrants that are outstanding immediately prior to the Effective Time.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes that are (A) not yet due and payable as of the Closing Date or (B) being contested in good faith (and for which adequate accruals or reserves have been established on the Company Balance Sheet), (iii) mechanics’, carriers’, workmen’s, repairmen’s, landlord’s or other like liens or other similar encumbrances arising or incurred in the ordinary course of business consistent with past practice that, in the aggregate, do not materially impair the value or the present or currently intended use and operation of the assets to which they relate, and the lien of Fifth Third Bank under (a) the Amended and Restated Security Agreement – Revolving Line of Credit, dated September 5, 2014, and (b) the Second Amended And Restated Security And Stock Pledge Agreement, dated September 5, 2014.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, Governmental Entity or other entity.

“Personal Data” means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company, is capable of identifying an individual) or non-personally identifying, including, without limitation, aggregate or de-identified data and data collected automatically, including data collected through a mobile or other electronic device.

“Post-Signing Returns” has the meaning set forth in Section 4.01(b).

“Privacy Agreements” has the meaning set forth in Section 3.01(u)(xvii).

“Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Proxy Statement” has the meaning set forth in Section 5.01(a).

“Registered IP” means all United States, international and foreign: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, registered service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and Internet number assignments; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Restrictive Covenants Agreement” has the meaning set forth in the Recitals.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“Scheduled Indemnity Agreements” has the meaning set forth in Section 5.06.

“SEC” means the Securities and Exchange Commission.

“Secretary of State” means the Secretary of State of the State of Nevada.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all the actual investment banking fees, legal and other professional services fees, and other out of pocket costs and expenses of the Company incurred and accrued to pay third parties in connection with the negotiation and completion of the Merger. For the avoidance of doubt, in no event shall any fees payable to Daniel R. Furlong and Vincent J. Fabrizzi under the Consulting Agreements entered into with the Company by each of them concurrently with this Agreement, and which become effective at the Effective Time, be considered Selling Expenses.

“Software” means any computer program, operating system, applications system, firmware or other code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, data collections, diagrams, protocols, specifications, interfaces, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, operating procedures, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Sub” has the meaning set forth in the Preamble and the recitals.

“Subsidiary” of any person means any other person (i) more than fifty percent (50%) of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other person are, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such other person is, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists.

“Superior Proposal” has the meaning set forth in Section 4.02.

“Stockholder(s) Approval” has the meaning set forth in Section 3.01(b)(i)

“Stockholder(s) Consent” has the meaning set forth in Section 5.01

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Takeover Proposal” has the meaning set forth in Section 4.02.

“Tax” means any federal, state, local, or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty, addition to tax or additional amount with respect thereto, whether disputed or not.

“Tax Grant” means any Tax exemption, Tax holiday or reduced Tax rate granted by a Taxing Authority with respect to the Company or any of its Subsidiaries that is not generally available to Persons without specific application therefor.

“Tax Return” means any report, return, document, declaration or other information relating to Taxes, including information returns, any document with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Taxing Authority” means any Governmental Entity responsible for the imposition of any Tax.

“Termination Date” has the meaning set forth in Section 7.01(b)(i).

“Termination Fee” has the meaning set forth in Section 5.07(a).

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives.

“Third Party Hardware” means any hardware component, part, assembly, tool or product that is (i) not solely owned by the Company or one or more of its Subsidiaries and (ii) incorporated into any Company Product or used in connection with any support or development of any Company Product.

“Third Party Software” means any Software (including object code, binary code, source code, libraries, routines, subroutines or other code, and including commercial, open-source and freeware Software) and any documentation or other material related to such Software, and any derivative of any of the foregoing, that is (i) not solely owned by the Company and (ii) incorporated in, distributed with, or required, necessary or depended upon for the development, use or commercialization of, any Company Product. Third Party Software consists of (A) Software that is provided to Company’s end-users in any manner, whether for free or for a fee, whether distributed or hosted, and whether embedded or incorporated in or bundled with any Company Product or on a standalone basis, (B) Software that is used for development, maintenance and/or support of any Company Product, including development tools such as compilers, converters, debuggers or parsers, tracking and database tools such as project management Software, source code control and bug tracking Software, and Software used for internal testing purposes, and (C) Software that is used to generate code or other Software that is described in clauses (A) or (B).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.

“Worker Adjustment and Retraining Notification (WARN) Act” has the meaning set forth in Section 3.01(r)(iv).

ANNEX II

GLOSSARY

Term	Section
Acceptable Confidentiality Agreement	4.02
Acquisition Agreement	4.02(a)
Adverse Change Notice	4.02(a)
Adverse Recommendation Change	4.02(a)
Affiliate	Annex I
Agreement	Preamble
Antitrust Filings	Annex I
Antitrust Laws	Annex I
Applicable Law	Annex I
Appraisal Shares	2.02
Arbitrable Dispute	8.08(a)
Arbitrator	8.08(a)
Articles of Merger	1.03
Baseline Financials	4.01(viii)
Benefit Plan	3.01(q)(i)
Business Day	Annex I
Cash Consideration	2.01(c)
Canada sub	3.01(g)(i)
Certificate	2.01(c)
Closing	1.02
Closing Date	1.02
Code	2.03(f)
Company	Preamble
Company Articles	3.01(a)(i)
Company Balance Sheet Date	3.01(k)
Company Bylaws	3.01(a)(i)
Company Board	3.01(a)(ii)
Company Common Stock	2.01
Company Compensatory Awards	Annex I
Company Disclosure Schedule	3.01
Company Personnel	Definitions
Company Preferred Stock	3.01(e)(i)
Company Products	3.01(o)(i)(C)
Company Registered IP	Annex I
Company Restricted Stock Award	Annex I
Company Return	Annex I
Company Restricted Stock	Annex I
Company SEC Documents	3.01(h)(i)
Company Securities	3.01(e)(iii)
Company Stock Plan	3.01(e)(ii)
Company Terminated 401(k) Plan	5.05(b)
Confidentiality Agreement	4.02
Continuing Employees	5.05
Contract

Data Activities	3.01(u)(xvii)
EBITDA	4.02
Effective Time	1.03
Environmental Law	3.01(t)(i)
Environmental Permits	3.01(t)(i)
Equity Equivalents	4.01(ii)
ERISA	3.01(q)(i)
ERISA Affiliate	Annex I
Exchange Act	3.01(c)
Exchange Fund	2.03(a)
Executive Officer	Annex I
Fair Labor Standards Act	3.01(r)(vi)
Final Arbitrator Award	8.08(b)
Filed SEC Document	3.01
GAAP	3.01(i)(i)
Governmental Authorities	Annex I
Governmental Authorizations	Annex I
Government Contract	Annex I
Governmental Entity	3.01(d)
Grant Date	3.01(e)(ii)
Hazardous Substance	Annex I
Indebtedness	3.01(o)(i)(J)
Proxy Statement	3.01(j)(i)
Insurance Policies	3.01(s)
Intellectual Property	3.01(o)(i)(C)
IRS	2.03(b)
International Plan	Annex I
IT Assets	Annex I
JAMS Rules	8.08(a)(i)
Judgment	3.02(b)
JP Canada	3.01(g)(i)
Knowledge	3.01(h)(v)
Law	2.03(d)
Lease Agreement	3.01(v)(ii)
Leased Real Property	3.01(v)(ii)
Legal Restraints	6.01(c)
Liens	3.01(o)(i)(K)
Major Customers	3.01(o)(i)(A)
Major Supplier(s)	3.01(o)(i)(C)
Material Adverse Effect	3.01(a)(i)
Material Contract	3.01(o)(ii)
Maximum Premium	5.06(c)
Merger	Recitals
Merger Consideration	2.01(c)
Necessary IP	3.01(u)(ii)
NRS	1.01

Non-compete Agreements	Recitals
Order	Annex I
Owned Real Property	3.01(v)(ii)
Parent	Preamble
Parent Expenses	5.07(b)
Parent Welfare Plan	5.05(a)
Parties	Preamble
Party	Preamble
Paying Agent	2.03(a)
PBGC	Annex I
Pension Plan	5.05(a)
Permits	4.01
Permitted Liens	3.01(o)(i)(K)
Person	2.03(b)
Personal Data	3.01(u)(xvii)
Post-Signing Returns	4.01(b)
Privacy Agreements	3.01(u)(xvii)
Privacy and Data Security Policies	3.01(u)(xviii)
Privacy Laws	3.01(u)(xvii)
Proceeding	3.01(u)(xvii)
Release	3.01(o)(i)(F)
Representatives	Annex I
Rollover Agreement	Recitals
Sarbanes-Oxley Act	Annex I
Scheduled Indemnity Agreements	5.06
SEC	3.01(d)
SEC Documents	3.01
Secretary of State	1.03
Section 262	5.01
Securities Act	3.01(c)
Software	3.01(o)(i)(C)
Stockholder Approval	3.01(b)(i)
Stockholder Consent	5.01
Sub	Preamble
Subsidiary	3.01(t)(v)
Superior Proposal	4.02
Surviving Corporation	1.01
Takeover Proposal	4.02
Tax Grant	3.01(p)(xii)
Tax Return	3.01(p)(i)
Taxes	3.01(p)
Taxing Authority	3.01(p)(i)
Termination Date	7.01(b)(i)
Termination Fee	5.07(a)
Third Party	Annex I
Third Party Hardware	3.01(u)(xv)

Third Party Software	Annex I
Trade Secrets	3.01(u)(vi)
Treasury Regulations	3.01(p)(vi)
Vendor	3.01(u)(xxi)
Welfare Plan	5.05(a)
Worker Adjustment and Retraining Notification (WARN) Act	3.01(r)(iv)

II-4